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As filed with the SEC on December 9, 2005

Registration No. 333-127409

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 TO
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BANKGREENVILLE FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

South Carolina (State or other Jurisdiction of Incorporation or Organization)	6022 (Primary Standard Industrial Classification Code Number)	20-2645711 (I.R.S. Employer Identification No.)

116 South Pleasantburg Drive
Greenville, South Carolina 29607
(864) 271-1245
(Address and Telephone Number of Intended Principal Place of Business)

Russel T. Williams
Chief Executive Officer
116 South Pleasantburg Drive
Greenville, South Carolina 29607
(864) 271-1245
(Name, Address, and Telephone Number of Agent For Service)

Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

Neil E. Grayson, Esq. Nelson Mullins Riley & Scarborough LLP Poinsett Plaza, Suite 900 104 South Main Street Greenville, South Carolina 29601 (864) 250-2235 Fax: (864) 250-2359	George P. Whitley, Esq. Scott H. Richter, Esq. LeClair Ryan, A Professional Corporation Riverfront Plaza, East Tower 951 East Byrd Street Richmond, Virginia 23219 (804) 783-2003 Fax: (804) 783-2294

        Approximate Date of Commencement of Proposed Sale to the Public:    As soon as practicable after this Registration Statement becomes effective.

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Offering Aggregate Price	Amount of Registration Fee

Common Stock, no par value per share	1,467,000(1)	$10	$14,670,000	$1,727(2)

Warrants	110,000(3)	$0	$0	$0

(1)
Includes 177,000 shares that the underwriter has the option to purchase to cover over-allotments, if any.

(2)
$1,727 was previously paid.

(3)
Includes 5,000 warrants eligible to be issued to organizers Halter and Howson if they each purchase an additional 2,500 shares.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED DECEMBER 9, 2005

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

1,180,000 Shares

BANKGREENVILLE FINANCIAL CORPORATION

A PROPOSED BANK HOLDING COMPANY FOR

Common Stock

        We are offering shares of common stock of BankGreenville Financial Corporation to fund the start-up of a new community bank, BankGreenville, a proposed South Carolina state- chartered bank. We are currently obtaining regulatory approval for the bank and expect to open for business in the first quarter of 2006. BankGreenville Financial Corporation will be the holding company and sole owner of BankGreenville. The bank will be headquartered in Greenville, South Carolina. This is our first offering of stock to the public, and there is no public market for our shares. Unless otherwise waived by us, any one investor may purchase up to a maximum of 50,000 shares. We have requested that quotations for the common shares be made on the OTC Bulletin Board under the symbol "        ."

        Our directors and executive officers intend to purchase at least 180,000 shares in this offering, for a total investment of $1,800,000. As a result, they will own approximately 15% of the shares to be outstanding after the offering. These amounts represent the minimum amount our organizers intend to purchase. They may purchase more, including up to 100% of the offering amount. Additionally, each of the organizers will receive warrants to purchase three shares of common stock for $10 per share for every four shares they purchase in the offering, up to a maximum of 10,000 shares per organizer. Each warrant will have a term of 10 years. If each organizer exercises his or her warrants in full and we do not issue any other shares, the directors' and executive officers' ownership of BankGreenville Financial Corporation would increase to approximately 22%, as adjusted for the issuance of the warrants. We describe the warrants in more detail in the "Management—Stock Warrants" section on page 44.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        An investment in our common stock involves significant risks. You should not invest in this offering unless you can afford to lose some or all of your investment. See "Risk Factors" beginning on page 8 to read about factors you should consider before buying shares of our common stock.

        Shares of our common stock are not deposits, savings accounts, or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Per Share	Total
Price to public	$10.00	$11,800,000
Underwriting discount(1)	$0.53	$628,940
Proceeds, before expenses, to BankGreenville Financial Corporation(2)	$9.47	$11,171,060

(1)
This is a firm commitment underwriting. The underwriter may also purchase up to 177,000 additional shares from us at the public offering price, less the underwriting discount, to cover over-allotments. If the underwriter exercises this option in full, the total price to public will be $13,570,000, the total underwriting discount will be $723,281, and the total proceeds to us, before expenses, will be $12,846,719.

(2)
We estimate that we will incur approximately $100,000 in expenses in connection with this offering.

        The underwriter expects to deliver the common stock to purchasers on or about                        , 2005.

Scott & Stringfellow, Inc.

                        , 2005

BANKGREENVILLE FINANCIAL CORPORATION

ORGANIZERS AND BOARD OF DIRECTORS

Russel T. Williams President & Chief Executive Officer, BankGreenville	Paula S. King Executive Vice President & Chief Financial Officer, BankGreenville	Jeffrey L. Dezen Jeff Dezen Public Relations	Roger H. Gower, MD Greenville Ob-Gyn Associates	Frank B. Halter, Jr. Coldwell Banker Caine Residential

R. Bruce Harman R.L. Kunz, Inc.	Arthur L. Howson, Jr. Board Chairman, BankGreenville Gallivan, White & Boyd, P.A.	Robert L. Kunz R.L. Kunz, Inc.	Jonathan T. McClure ISO Poly Films, Inc.	David A. Merline, Jr. Merline & Meacham, P.A.	William H. Pelham Pelham Architects, L.L.C.

SUMMARY

        This summary highlights selected information about us and the offering that is contained elsewhere in this prospectus. The summary does not contain all the information that you should consider before investing in our common stock. You should read this summary together with the entire prospectus. Except as otherwise indicated by the context, references in this prospectus to "we," "our" or "us" are to the combined business of BankGreenville Financial Corporation and our wholly owned subsidiary, BankGreenville.

BankGreenville Financial Corporation and BankGreenville

        We incorporated BankGreenville Financial Corporation on March 18, 2005 to serve as the holding company for BankGreenville, a proposed new South Carolina state-chartered bank we are forming to be located in Greenville, South Carolina. The bank will focus on the Greenville community, emphasizing personal service to individuals and small-to-medium-sized businesses primarily in Greenville County, including the communities of Mauldin, Simpsonville, Greer and Taylors. Greenville County is centrally located between two of the largest cities in the Southeast, Charlotte and Atlanta, is the largest county in South Carolina, and is one of the faster growing areas in the country. We have filed a charter application with the South Carolina Board of Financial Institutions and an application with the FDIC for federal deposit insurance. We have also filed for approval from the Federal Reserve Board to become a bank holding company and acquire all of the stock of the new bank upon its formation. In September 2005, we received preliminary approval from the the South Carolina Board of Financial Institutions. In October 2005, we received preliminary approval from the FDIC and in December 2005 we received preliminary approval from the Federal Reserve Board. We expect to receive all final regulatory approvals in the fourth quarter of 2005 and open for business in the first quarter of 2006. Until we receive these regulatory approvals, we cannot commence banking operations and generate any operational revenue. During this offering process, we will continue to incur start-up expenses. We incurred a net loss of $125,626 for the period from our inception on March 18, 2005 through September 30, 2005.

Business Strategy

        Our strategic plan is comprised of the following four components:

  •
  Personalized Client Service.    We will focus on providing high quality, consultative service to small-to-medium-sized businesses and the professional segment of the growing Greenville area market. We will offer a full complement of business and consumer services but will place particular emphasis on that portion of the market that values small business expertise and relationship-oriented service. We believe a community bank that focuses on personalized client service can better serve the local business community than a branch or subsidiary of a larger banking organization headquartered outside of the city or state.

  •
  Experienced Community Bankers and Lending Officers with Significant Market Ties.    To compete for the banking services of Greenville businesses, individuals, and professionals that want to bank with a locally-owned and managed institution offering a high level of service and personal attention, we intend to hire seasoned community banking professionals recognized for their community involvement and market experience. Our executive management team is indicative of the caliber of individuals we will seek to retain:

  •
  Russel T. Williams will lead the management team as our president and chief executive officer. He has over 20 years of banking and financial services experience, all in the Greenville County market. He most recently served as senior vice president for The Palmetto Bank, an Upstate-based community bank. Prior to his employment with The Palmetto Bank, Mr. Williams served in various management positions with New Commerce Bank, Carolina First, and National Bank of South Carolina.

    •
    Paula S. King, CPA, will be our executive vice president and chief financial officer. She has over 20 years of banking and financial services experience in Greenville. She previously served as senior vice president and chief financial officer of New Commerce Bank and senior vice president and controller of Greenville National Bank. Additionally, she has served as a de novo bank consultant, was a vice president of a commercial mortgage brokerage firm, and has been employed in the banking group of a regional accounting firm.

  •
  Focus on Small-to-Medium-Sized Businesses and Relationship-Oriented Consumer Banking Clients.    The Greenville banking market has seen a significant amount of consolidation as larger out-of-market institutions have acquired local community banks. While larger banks may target the small and medium-sized business market, we believe that through more personalized client service and local decision making we will be able to effectively source loan and deposit business from these clients, even without a larger operational infrastructure. We will target businesses with less than $15 million in annual revenues as well as their related owners and employees. Through our relationships and contacts in and around Greenville, we believe that we can attract business and consumer banking clients who desire consistent and personal banking relationships.

  •
  Disciplined Approach To Growth.    Attention to the fundamentals of risk management with a focus on credit quality will be hallmarks of our bank. We believe that our success and the success of our shareholders will be enhanced through a measured approach to asset growth, with an emphasis on long-term financial performance. We believe that this strategy will enable us to avoid some of the challenges created by rapid growth. We intend to open our headquarters in Greenville and do not expect to branch within the first three years. We will, after reaching sustained profitability, consider branching opportunities in the growth areas of our defined market.

The Greenville, South Carolina Market

        The Greenville metropolitan area, positioned on the internationally known I-85 corridor, boasts one of the highest levels of foreign capital investment per capita in the nation, is a designated foreign trade zone, and is home to over 240 international companies such as BMW, Hitachi, and Michelin. With such significant international investment and business growth, the area's demographics have changed considerably over the past 10 years. The cities of Fountain Inn, Greenville, Greer, Mauldin, Simpsonville, and Travelers Rest make up Greenville County. While the population in the city of Greenville has remained stable between 56,000 and 58,000 residents for several decades, according to 2000 census data, Greenville County's population has grown significantly, from 287,913 residents in 1980 to 379,616 residents in 2000. The most dramatic numerical growth has occurred in the cities of Greer, Mauldin, and Simpsonville, where dozens of new single-family developments and apartment communities have been constructed since 1980. Greenville is one of the 10 counties that comprise the Upstate region, which has a population of more than 1.2 million people. The Greenville MSA includes Greenville, Pickens, and Laurens counties. Based on 2002 Census Bureau population estimates, the Greenville MSA is ranked 84th nationally with a population of 574,939.

        Greenville County, South Carolina's largest county, has experienced a significant population increase over the past decade. According to South Carolina State Data Center and U.S. Census Bureau projections, Greenville County's 2005 population is estimated at 395,760. By 2010, the county population is expected to be 420,910 and 472,450 by 2020. The ten-year period of 1993-2002 saw Greenville County's population increase 18.3% from 330,282 to 390,843 (estimated). This compared favorably to the 12.9% increase in the South Carolina population from 3,634,842 to 4,103,770 (estimated) for the same period.

        Greenville County has also exhibited favorable income trends. During the ten-year period of 1993-2002, per capita personal income for Greenville County rose 44.3% from $20,480 to $29,544. The state of South Carolina figures also reflected 44.4% growth in per capital personal income from $17,665 to $25,502 for that ten-year period. Median household income for the 1993 - 2002 timeframe also showed significant growth in Greenville County, moving up 23.2% from $33,807 to $41,658. Statewide, median household income grew 33.9% for the period moving from $27,962 to $37,442. The county and the state median household income figures of $41,658 and $37,442, respectively, continue to move closer to the national figure of $43,564 estimated by the Census Bureau for 2003.

        We are organizing the bank with the belief that the market in Greenville County, with its unique location on the expanding I-85 corridor, presents an excellent opportunity for a locally-owned and operated financial institution. Our organizers believe that a high service institution, focused on the Greenville market and managed by local community bankers, can better identify and serve the banking needs of the small-to-medium-sized business and relationship-oriented consumer than can a branch or subsidiary of a larger out-of-market institution. Our organizers expect to generate immediate business opportunities for the bank due to their extensive contacts and business experience in Greenville.

        Complementing the four major components of our business strategy, we will place emphasis on our community bank orientation—local ownership, responsive decision-making flexibility, desire to provide consultative service in a person-to-person banking relationship, and well-known management team and organizing group. We plan to pursue small business and specialized consumer loan opportunities which will help us illustrate our commitment to community reinvestment. We plan to maintain enough flexibility to modify our products and services to accommodate the changing needs of our clients and also to realize our full profit potential. However, no assurance can be given that economic conditions will remain favorable in our market or that we successfully achieve or maintain profitability in the future.

        Along with our extensive market contacts, we expect that the location of our proposed future headquarters will generate a meaningful level of commercial and retail traffic. This location sits on the edge of the recently announced 1,100-acre Verdae master planned development and is in close proximity to the Clemson International Center for Automotive Research ("ICAR"). Our site will be one of the closest bank locations to the Verdae master planned development, which is expected to bring a significant number of new residents and businesses to our market area over the next decade and has the potential to be one of the largest multi-faceted projects in the history of South Carolina. The ICAR project is a public-private partnership led by Clemson University and BMW Manufacturing Corporation, IBM, Microsoft, Michelin and others. With a focus on automotive research, ICAR has the potential to gain global interest from automotive-related industries and bring a significant number of jobs and millions of dollars in new investment to the community. Our location will be convenient to ICAR, and our bank will be well suited to serve the banking needs of many of the people that will be working in this fast-developing project.

Our Organizers, Board of Directors, and Management

        We were founded and organized by 11 business leaders, all of whom are either Greenville natives or have lived in Greenville for over 20 years. We believe our organizers' long-standing ties to their communities and their significant business experience will provide BankGreenville with the ability to effectively assess and address the needs of our proposed market area. The organizers believe that our experienced board, when combined with the extensive banking experience of Russel T. "Russ" Williams, our proposed chief executive officer, and Paula S. King, our proposed chief financial officer, will deliver high quality banking services to the community. These organizers are also community leaders and serve on numerous charitable and service organizations throughout Greenville County. Our organizers include the following:

•	Jeffrey L. Dezen	•	Robert L. Kunz
•	Roger H. Gower	•	Jonathan T. McClure
•	Frank B. Halter, Jr.	•	David A. Merline, Jr.
•	R. Bruce Harman	•	William H. Pelham
•	Arthur L. Howson, Jr.	•	Russel T. Williams
•	Paula S. King

The Offering and Ownership by Our Organizers and Directors

        We are offering 1,180,000 shares of our common stock at $10 per share. We have granted the underwriter an over-allotment option to purchase an additional 177,000 shares for sale in the offering. Our organizers and executive officers intend to purchase at least 180,000 shares, which represents approximately 15% of the shares to be outstanding after the offering. These amounts represent the minimum amount our organizers intend to purchase. They may purchase more, including up to 100% of the offering amount. To compensate our organizers for their financial risk and efforts in organizing the bank, they will receive warrants to purchase three shares of common stock for $10 per share for every four shares they purchase in this offering, up to a maximum of 10,000 shares per organizer. If each organizer exercises his or her warrants in full and we do not issue any other shares, our organizers and executive officers would own approximately 22% of our outstanding stock, adjusted for the issuance of the warrants, after the offering. We intend to sell most of the remaining shares to individuals and businesses in Greenville County who share our desire to support a new local community bank. Additionally, we intend to adopt a stock incentive plan covering a number of shares not to exceed 18% of the total outstanding shares immediately following the offering. The plan will permit us to issue restricted stock and options from time to time to our employees and directors and includes the shares underlying the options to be issued to Russel T. Williams and Paula S. King which are described under "Employment Agreements" beginning at page 42. If each organizer exercises his or her warrants in full, and Mr. Williams and Ms. King exercise their options in full, and we do not issue any other shares, our organizers and executive officers would own approximately 28% of our outstanding stock, adjusted for the issuance of the warrants and exercise of the options, after the offering. In addition, if each organizer exercises his or her warrants in full, and all the options are issued and exercised in full, and we do not issue any other shares, our organizers, executive officers, and other key employees would own approximately 33% of our outstanding stock, adjusted for the issuance of the warrants and exercise of the options, after the offering. We anticipate that the options will be issued over at least a five-year period following the offering.

Products and Services

        We believe that our personal and consultative approach to client service will distinguish us from the quality of service provided by larger banks. We plan to offer most of the products and services offered by larger banks by utilizing modern delivery systems. We intend to hire seasoned lenders, who can partner with their clients and originate any type of loan which the client may need during the relationship. Our lending services will include consumer loans and lines of credit, commercial and business loans and lines of credit, residential and commercial real estate loans, and construction loans. Our client service team will be comprised of experienced decision-makers. We will offer an array of products, including commercial and consumer checking accounts, money market accounts, savings accounts, certificates of deposit, IRAs, and a commercial sweep product. We will competitively price our deposit products. We plan to offer internet banking which will provide clients with the ability to electronically perform transactions on their accounts and will provide our commercial clients with a cash management system. We will also provide cashier's checks, credit cards, traveler's checks, direct deposit, and United States savings bonds. We will deliver our services though a variety of channels, including an ATM, waiver of foreign ATM charges, on-line banking, banking by mail, commercial account courier services, telephone banking, and drive-through banking.

The Offering

Shares Offered	1,180,000 shares of common stock.(1)
Offering Price	$10 per share.
Net Proceeds	The net proceeds of this offering will be approximately $11.1 million without giving effect to any exercise of the underwriter's over-allotment option.
Use of Proceeds
We will use the first $11.0 million we raise in this offering to capitalize BankGreenville. This is the amount of capital we believe our banking regulators will require for us to open the bank. We will use the remaining net proceeds at the holding company level for general corporate purposes. For more detailed information see "Use of Proceeds" beginning on page 15.
Dividend Policy
Because we are a new business, we will not pay dividends in the foreseeable future. We intend to use all available earnings to fund the continued operation and growth of the bank. See "Dividend Policy" at page 17.
Proposed OTC Bulletin Board Symbol	" ."

(1)
The number of shares offered assumes that the underwriter's over-allotment option is not exercised. If the over-allotment option is exercised in full, we will issue and sell 1,357,000 shares. Except as otherwise indicated, all information in this prospectus assumes no exercise of the underwriter's over-allotment option.

Risk Factors

        Investing in our common stock involves investment risks. You should carefully review the information contained under "Risk Factors" beginning at page 8 before deciding to purchase shares of our common stock.

Future Headquarters

        We intend to locate our first office and headquarters at a centrally located site near the intersection of Woodruff Road and Laurens Road within the Greenville city limits. More specifically, we have entered into a purchase/ground lease option contract for up to a 1.5 acre site at the corner of Woodruff Road and Rocky Slope Drive. We are presently located at 116 South Pleasantburg Drive, Greenville, South Carolina, 29607. Our telephone number is (864) 271-1245.

RISK FACTORS

        The following is a summary of the risks that we expect to encounter in starting and operating the new bank. You should carefully consider the risk factors below. An investment in our common stock involves a significant degree of risk and you should not invest in the offering unless you can afford to lose your investment. In addition, other risks of which we are not aware, which relate to the banking and financial services industries in general, or which we do not believe are material, may cause earnings to be lower, or hurt our future financial condition. You should read this section together with the other information in this prospectus.

We have no operating history upon which to base an estimate of our future financial performance.

        Neither BankGreenville Financial Corporation nor BankGreenville has any operating history on which to base any estimate of our future earning prospects. BankGreenville Financial Corporation was only recently formed, and BankGreenville will not receive final approval from state and federal regulatory agencies to begin operation until after this offering is completed. Consequently, there is no historical operating or financial information that would be helpful in deciding whether to invest in us.

We expect to incur losses for at least our first two years, and there is a risk we may never become profitable.

        In order for us to become profitable, we will need to attract a large number of clients to deposit and borrow money. This will take time. We expect to incur large initial expenses and expect to incur losses for at least our first two years. Our future profitability is dependent on numerous factors, including the continued success of the Greenville economy and favorable government regulation. While the economy in our market area has been strong in recent years, an economic downturn in the area would hurt our business. We are also a highly regulated institution. Our ability to grow and achieve profitability may be adversely affected by state and federal regulations that limit a bank's right to make loans, purchase securities, and pay dividends. Although we expect to become profitable in our third year, there is a risk that a deterioration of the local economy or adverse government regulation could affect our plans. If this happens, we may never become profitable and you will lose part or all of your investment.

Failure to implement our business strategies may adversely affect our financial performance.

        If we cannot implement our business strategies, we will be limited in our ability to develop business and serve our clients, which will in turn have an adverse effect on our financial performance. The organizers have developed a business plan that details the strategies we intend to implement in our efforts to achieve profitable operations. Our business strategy includes hiring and retaining experienced and qualified employees and attracting individual and business clients by providing effective advice and responding quickly to their various banking needs. Even if the key elements of our business strategy are successfully implemented, they may not have the favorable impact on operations that we anticipate. See "Proposed Business—Business Strategy" on page 22.

We will depend heavily on Russ Williams, Paula King, and the initial directors, and the loss of one or more of these key individuals could curtail our growth and adversely affect our prospects.

        Our growth and development will largely be the result of the contributions of our chief executive officer, Russ Williams, and our chief financial officer, Paula King. The performance of community banks, like BankGreenville, is often dependent upon the ability of executive officers to promote the bank in the local market area. Mr. Williams and Ms. King have extensive and long-standing ties within our primary service areas and will provide us with an important medium through which to market our products and services. If we lose the services of Mr. Williams or Ms. King, they would be difficult to replace and our business and development could be materially and adversely affected. We have employment agreements with Mr. Williams and Ms. King and expect to carry $500,000 of life insurance on both officers payable to the bank.

        Additionally, our directors' community involvement, diverse backgrounds, and extensive local business relationships are important to our success. If any of our directors discontinues his or her relationship with us, or if the composition of our board of directors changes materially, our growth could be adversely affected. See "Management" on page 38.

If we cannot open the bank because we do not receive final regulatory approvals, we may dissolve and liquidate and you may lose some or all of your investment.

        We cannot begin operations until we receive all required regulatory approvals. We will not receive these approvals until we satisfy all requirements for new banks imposed by state and federal regulatory agencies. In September 2005, we received preliminary approval from the South Carolina Board of Financial Institutions. We received preliminary approval from the FDIC in October 2005 and preliminary approval from the Federal Reserve Board in December 2005. We expect to receive final approvals in the fourth quarter of 2005, but it may take longer. If we ultimately do not receive final regulatory approvals, or if we do not open for any other reason, we anticipate that we will dissolve the company, and our net assets, consisting primarily of funds received in this offering, less the costs and expenses we have incurred, would be distributed to our shareholders other than the organizers, who will not receive any distribution until all other shareholders have received their initial investments.

Any delay in opening BankGreenville will result in additional losses.

        We intend to open the bank in the first quarter of 2006. If we do not receive all necessary regulatory approvals as planned, the bank's opening will be delayed or may not occur at all. If the bank's opening is delayed, our organizational and pre-opening expenses will increase. Because the bank would not be open and generating revenue, these additional expenses would cause our accumulated losses to increase. We anticipate that these expenses would range from $100,000 to $125,000 each month our opening is delayed.

We will face strong competition for clients from larger and more established banks, which could prevent us from obtaining clients, and may cause us to have to pay higher interest rates to attract clients.

        We anticipate offering very competitive loan and deposit rates as we establish ourselves in the market, but if excessive competition forces us to offer more aggressive pricing indefinitely, our net interest margin will suffer and our financial performance will be negatively affected. We will encounter strong competition from numerous other lenders and deposit-takers, including commercial banks, savings and loan associations, credit unions and other types of financial institutions operating in Greenville and the surrounding communities. Some of these competitors have been in business for a long time and have already established their client base and name recognition and have significantly more financial and personnel resources than we will have. Some are large super-regional and regional banks, like Carolina First Bank, Wachovia Bank, Bank of America, and SunTrust Bank, and others are more established community banks, like Greenville First Bank and The Palmetto Bank. Moreover, some of these competitors are not subject to the same degree of regulation as we will be and may have greater resources than will be available to us. See "Proposed Business" on page 21.

We may not be able to compete with our larger competitors for larger clients because our lending limits will be lower than theirs.

        We will be limited in the amount we can loan a single borrower by an amount equal to 15% of the bank's capital and surplus, known as our legal lending limit. We expect that our initial legal lending limit will be approximately $1,650,000 immediately following the offering. Until the bank is profitable, our capital, and therefore our lending limit, will continue to decline. Our lending limit will be significantly less than the limit for most of our competitors and may affect our ability to seek relationships with larger businesses in our market area. Our management team has also adopted an internal lending limit of $1,000,000 which will initially be lower than the applicable legal limit. We intend to accommodate those loans over either our internal lending limit or our legal lending limit by selling participations in those loans to other financial institutions, but we may still have more difficulty in making these large loans.

Because of our lack of a historical loan loss experience, we may underestimate our loan loss allowance and be required to decrease our net income or capital in order to increase it.

        Making loans and other extensions of credit will be essential elements of our business, and we recognize there is a risk that our loans or other extensions of credit will not be repaid. If our loans are not repaid, we will incur losses and be required to charge those losses against our allowance for loan losses. We will attempt to maintain an appropriate allowance for loan losses, but there is no precise method of predicting credit losses. Therefore, we will always face the risk that charge-offs in future periods will exceed our allowance for loan losses, and that additional increases in the allowance for loan losses will be required. Moreover, because we do not have any historical loan loss experience, the risk that we could underestimate the allowance actually needed may be greater than if we had historical information from which to derive our allowance. If we underestimate our loan loss allowance, we may be required by excessive loan losses in any period or by our bank regulators to increase it. Additions to our allowance for loan losses would result in a decrease of our net income and, possibly, our capital. If the additions to our allowance for loan losses deplete too much of our capital, our capital ratios could fall below regulatory standards, and our regulators could restrict or cease our operations and take control of our bank. See the "Proposed Business—Lending Activities—Allowance for Loan Losses" section beginning on page 24 for the factors we will use to determine our allowance, and the "Supervision and Regulation—BankGreenville—Capital Regulations" section beginning on page 35 for information regarding our capital requirements.

We do not intend to pay dividends for the foreseeable future for both regulatory and business reasons, which could prevent you from obtaining a return on your investment.

        It is unlikely that we will pay any cash dividends in the near future. Because we will have no operations independent from the bank, our ability to pay cash dividends will depend primarily on our bank's ability to pay dividends to us, which depends on the profitability of the bank. Bank holding companies and state banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and the need for us to retain and build capital, it will be our policy to retain earnings at least until all cumulative losses in our bank are recovered and it becomes profitable. Once our bank is cumulatively profitable, we still may not pay any dividends as our future dividend policy will depend on our earnings, capital requirements, regulatory requirements, financial condition, and other factors that we consider relevant. See "Dividend Policy" on page 17. Until we begin paying dividends, the only return you could realize from an investment in our shares would be profit from the sale of your shares if you sold them at a price in excess of $10 per share. However, there is no assurance that the value of our shares will increase or that there will be any liquid market in which you could sell your shares.

An economic downturn, especially one affecting our primary service area, may reduce our deposit base and the demand for our loans and other products and may decrease our earnings.

        As a holding company for a community bank, our success will depend on the general economic condition of the region in which we operate, which we cannot forecast with certainty. Unlike many of our larger competitors, the majority of our borrowers and depositors will be individuals and small-to-medium-sized businesses located or doing business in our primary service area. The relatively small size of our loan portfolio will prevent us from being as diversified as our larger competitors. As a result, our operations and profitability may be more adversely affected by a local economic downturn than those of our larger, more geographically diverse competitors. Factors that adversely affect the economy in our limited market area could reduce our deposit base and the demand for our products and services, which may decrease our earnings. For example, an adverse change in the local economy could make it more difficult for borrowers to repay their loans, which could lead to loan losses for BankGreenville.

Changes in interest rates may decrease our net interest income.

        Our profitability will depend substantially on our net interest income, which is the difference between the interest income earned on our loans and other assets and the interest expense paid on our deposits and other liabilities. A large change in interest rates may significantly decrease our net interest income and eliminate our profitability. Most of the factors that cause changes in market interest rates, including economic conditions, are beyond our control. While we intend to take measures to minimize the effect that changes in interest rates will have on our net interest income and profitability, these measures may not be effective. See "Management's Discussion and Analysis of Financial Condition or Plan of Operation—Liquidity and Interest Rate Sensitivity" on page 19.

Our directors and executive officers will purchase a large percentage of our stock in the offering, which may allow them to control the company and affect our shareholders' ability to receive a premium for their shares.

        Our directors and executive officers intend to purchase at least 180,000 shares in this offering, for a total investment of $1,800,000. As a result, they will own approximately 15% of the shares outstanding after we complete the offering. Additionally, each of the organizers will receive warrants to purchase three shares of common stock at $10 per share for every four shares they purchase in the offering, up to a maximum of 10,000 shares per organizer. Each warrant will have a term of 10 years. If each organizer exercises his or her warrants in full and we do not issue any other shares, the directors' and executive officers' ownership of BankGreenville Financial Corporation would increase to approximately 22%, as adjusted for the exercise of the warrants. Additionally, we intend to adopt a stock incentive plan covering a number of shares not to exceed 18% of the total outstanding shares immediately following the offering. The plan will permit us to issue restricted stock and options from time to time to our key employees and directors and includes the shares underlying the options to be issued to Russel T. Williams and Paula S. King which are described under "Employment Agreements" beginning at page 42. If each organizer exercises his or her warrants in full, and Mr. Williams and Ms. King exercise their options in full, and we do not issue any other shares, our organizers and executive officers would own approximately 28% of our outstanding stock, adjusted for the issuance of the warrants and exercise of the options, after the offering. In addition, if each organizer exercises his or her warrants in full, and all the options are issued and exercised in full, and we do not issue any other shares, our organizers, executive officers, and other key employees would own approximately 33% of our outstanding stock, adjusted for the issuance of the warrants and exercise of the options, after the offering. We anticipate that the options will be issued over at least a five-year period following the offering. As a result, this group will have significant influence over our affairs and policies. Their voting power may be sufficient to control the outcome of director elections or block significant transactions affecting BankGreenville Financial Corporation, including acquisitions. This could prevent shareholders from receiving a premium for their shares, if offered by a potential acquirer.

Our organizers may have different reasons than you for investing and as a result you should not base your decision to invest solely on the number of shares purchased by organizers.

        Our organizers may have different reasons than an ordinary investor for investing, such as gaining sufficient voting power to control the outcome of director elections or to block significant transactions affecting the company, including acquisitions. The organizers will collectively purchase a large percentage of the offering, while an ordinary investor may end up being one of a very small number of ordinary investors with ownership in the company. The presence of only a few ordinary investors in the company might significantly affect the ability of those investors to sell their shares. Therefore, investors should not base their investment decision solely on the number of shares purchased by organizers.

We determined the offering price of $10 arbitrarily and our stock price may fluctuate below the initial offering price once the shares become freely tradable.

        We arbitrarily set the public offering price after considering capital needs, prevailing market conditions, and the price of other start-up community banks. The offering price may not be indicative of the present or future value of the common stock. As a result, the market price of the stock after the offering may be more susceptible to fluctuations than it otherwise might be. The market price will be affected by our operating results, which could fluctuate greatly. These fluctuations could result from expenses of operating and expanding the bank, trends in the banking industry, economic conditions in our market area, and other factors that are beyond our control. If our operating results are below expectations, the market price of the common stock would probably fall.

We will not have a large number of shareholders nor a large number of shares outstanding after the offering, which may limit your ability to sell your shares of common stock.

        Prior to the offering, there has been no public market for our common stock. The development of an active trading market normally requires a significant number of shares and shareholders. We plan to issue 1,180,000 shares of our common stock in this offering, excluding the underwriter's over-allotment option of 177,000 additional shares. If an active trading market does not develop or continue after the offering, you may not be able to sell your shares at or above the price at which these shares are being offered to the public. Although the underwriter intends to apply to have quotations for our common stock posted on the OTC Bulletin Board, an active trading market may not develop or continue after the offering, even if we are eventually listed on a recognized trading exchange. Additionally, the sale of a large block of shares outstanding after the close of the offering could adversely affect the market price of the common stock and you should consider a purchase of shares in this offering to be a long-term investment. You should consider carefully the limited liquidity of your investment before purchasing any shares of the common stock. See "Underwriting" on page 50 and "Shares Eligible for Future Sale" on page 49.

The exercise of warrants and stock options will cause stock dilution and may adversely affect the value of our common stock.

        The organizers and officers may exercise warrants and options to purchase common stock, which would result in the dilution of your proportionate interests in us. Upon completion of the offering, we will issue to the organizers warrants to purchase three shares of common stock at $10 per share for every four shares they purchase in the offering, up to a maximum of 10,000 shares per organizer. The warrants, which will be represented by separate warrant agreements, will fully vest upon completion of the stock offering and will be exercisable in whole or in part during the 10 year period following that date. In addition, after the offering, we expect to adopt a stock incentive plan which will permit us to grant restricted stock and options to our officers, directors, and employees. We anticipate that we will initially authorize the issuance of a number of shares under the stock incentive plan not to exceed 18% of the shares outstanding after the offering, including options granted to Mr. Williams and Ms. King pursuant to our employment agreements with them. We do not intend to issue stock options with an exercise price less than the fair market value of the common stock on the date of grant.

We are subject to extensive regulation that could limit or restrict our activities.

        We will operate in a highly regulated industry and will be subject to examination, supervision, and comprehensive regulation by various regulatory agencies. Our compliance with these regulations will be costly and will restrict certain of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits, and locations of offices. We will also be subject to capitalization guidelines established by our regulators, which require us to maintain adequate capital to support our growth.

        The laws and regulations applicable to the banking industry could change at any time, and we cannot predict the effects of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, our cost of compliance could adversely affect our ability to operate profitably.

The costs of being an SEC registered company are proportionately higher for small companies such as BankGreenville Financial Corporation because of the requirements imposed by the Sarbanes-Oxley Act.

        The Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated by the Securities and Exchange Commission have increased the scope, complexity, and cost of corporate governance, reporting, and disclosure practices. These regulations are applicable to our company. We expect to experience increasing compliance costs, including costs related to internal controls, as a result of the Sarbanes-Oxley Act. These necessary costs are proportionately higher for a company of our size and will affect our profitability more than that of some of our larger competitors.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements" relating to, without limitation, our future economic performance, plans and objectives for future operations, and projections of revenues and other financial items that are based on our beliefs, as well as assumptions made by and information currently available to us. The words "may," "will," "anticipate," "should," "would," "believe," "contemplate," "could," "project," "predict," "expect," "estimate," "continue," and "intend," as well as other similar words and expressions of the future, are intended to identify forward-looking statements. Our actual results, performance, or achievements may differ materially from the results expressed or implied by our forward-looking statements.

        The cautionary statements in the "Risk Factors" section and elsewhere in this prospectus also identify important factors and possible events which involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. If you are interested in purchasing shares of our common stock, you should consider these risk factors carefully, as well as factors discussed elsewhere in this prospectus, before making a decision to invest. All forward-looking statements in this prospectus are based on information available to us on the date of this prospectus. We do not intend to, and assume no responsibility for, updating any forward-looking statements that may be made by us or on our behalf in this prospectus or otherwise.

USE OF PROCEEDS

        We estimate that we will receive net proceeds of approximately $11.1 million from the sale of 1,180,000 shares of common stock in the offering, after deducting underwriting discounts and estimated organizational and offering expenses. If the underwriter exercises its over-allotment option in full, we will receive approximately $1.7 million in additional proceeds. We have funded our initial organizational expenses through non-interest-bearing advances from our organizers. We have also established a line of credit in the amount of up to $500,000 at a rate of prime minus 0.25% to pay organizational and pre-opening expenses of the holding company and the bank prior to the completion of the offering. The outstanding balance on the line of credit as of September 30, 2005 was $100,000. We intend to repay organizer advances and pay off the line of credit with the proceeds we receive from this offering. We believe that the gross proceeds of $11.8 million from the offering will satisfy the cash requirements for the next 12 months for both the holding company and our bank. The following two paragraphs describe the proposed use of proceeds.

Use of Proceeds by BankGreenville Financial Corporation

        The following table shows the anticipated use of the proceeds by BankGreenville Financial Corporation. As shown, we will use $11.0 million to capitalize the bank. We describe the bank's anticipated use of proceeds in the following section. The underwriter's compensation reflects an underwriter's discount of approximately $629,000, which reflects a discount of $0.53 on 1,180,000 shares. In the event the underwriter exercises its over-allotment option in full, we will receive additional net proceeds of approximately $1.7 million, and we will invest a minimum of $1.0 million of these additional proceeds in the bank and keep the remainder in BankGreenville Financial Corporation. We initially will invest the remaining proceeds, including any additional proceeds that we may receive if the underwriter exercises its over-allotment option, in United States government or government-sponsored securities or deposit them with BankGreenville, but we have not decided specifically how to allocate these proceeds. In the long-term, we will use these funds for operational expenses and other general corporate purposes, including the provision of additional capital to the bank, if necessary. We may also use the proceeds to expand, for example by opening additional offices or acquiring other financial institutions. We do not have any definitive plans for expansion.

Total
Gross proceeds from offering	$11,800,000
Less:
Underwriting discount	(629,000)
Offering expenses	(100,000)
Investment in capital stock of the bank	(11,000,000)

Remaining proceeds	$71,000

Use of Proceeds by BankGreenville

        The following table shows the anticipated use of the proceeds by BankGreenville. If the underwriter exercises its over-allotment option in full, we will invest a minimum of an additional $1.0 million of these additional proceeds in the bank. All proceeds received by the bank will be in the form of an investment in the bank's capital stock by BankGreenville Financial Corporation. The estimated organizational and pre-opening expenses of the bank of $425,000 will be incurred from the initial organization through the opening of the bank. We will pay for these expenses with our organizers' contribution deposits and existing line of credit until we complete the offering. Furniture, fixtures, and equipment of approximately $435,000 will be capitalized and amortized over the life of the lease or over the estimated useful life of the asset. The bank will use approximately $750,000 of the remaining proceeds to purchase our land and $1,550,000 to construct our headquarters building. The remaining proceeds of approximately $7.8 million will be used by the bank to support loan growth and otherwise conduct the business of the bank. We have entered into a purchase/ground lease option on up to 1.5 acres, on which to build our permanent bank headquarters and intend to purchase the site using proceeds from the stock offering. We do not have any other definitive plans for expansion.

Total
Investment by BankGreenville Financial Corporation in the bank's capital stock	$11,000,000
Less:
Organizational and pre-opening expenses of the bank	(425,000)
Furniture, fixtures, and equipment	(435,000)
Cost of land for bank headquarters site	(750,000)
Cost of construction of bank headquarters	(1,550,000)

Remaining proceeds	$7,840,000

CAPITALIZATION

        The following table shows our capitalization as of September 30, 2005, and our pro forma consolidated capitalization as adjusted to reflect the proceeds from the sale of 1,180,000 shares in this offering and after deducting the underwriter's discount and the estimated expenses of the offering. Our capitalization as of September 30, 2005 reflects the purchase of 10 shares by Mr. Williams for $10 per share. We will redeem these shares after the offering. After the offering, we will have 1,180,000 shares outstanding. If the underwriter exercises its over-allotment option in full, we will have 1,357,000 shares outstanding after the offering. The "As Adjusted" column reflects our accumulated deficit through September 30, 2005. See "Use of Proceeds" above.

	As of September 30, 2005	As Adjusted for the Offering
Shareholder's Equity:
Common Stock, no par value per share; 10,000,000 shares authorized; 10 shares issued and outstanding; 1,180,000 shares issued and outstanding as adjusted	$100	$11,071,000
Preferred Stock, no par value per share; 10,000,000 shares authorized; no shares issued and outstanding	0	0
Accumulated deficit	(125,626)	(125,626)

Total shareholder's equity (deficit)	$(125,526)	$10,945,374

DIVIDEND POLICY

        We expect initially to retain all earnings to operate and expand the business. It is unlikely that we will pay any cash dividends in the near future. Our ability to pay any cash dividends will depend primarily on BankGreenville's ability to pay dividends to BankGreenville Financial Corporation, which depends on the profitability of the bank. See "Supervision and Regulation—BankGreenville—Dividends" on page 34 and "Supervision and Regulation—BankGreenville—Capital Regulations" on page 35. In addition to the availability of funds from the bank, our dividend policy is subject to the discretion of our board of directors and will depend upon a number of factors, including future earnings, financial condition, cash needs, and general business conditions.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

General

        BankGreenville Financial Corporation was incorporated on March 18, 2005 as NGCB, Inc. to organize and own all of the capital stock of BankGreenville. On May 19, 2005, our articles were amended to change our name to BankGreenville Financial Corporation. On June 7, 2005, our organizers filed applications with the South Carolina Board of Financial Institutions to charter the bank as a South Carolina state bank and with the FDIC to receive federal deposit insurance. Whether the charter is issued and deposit insurance is granted will depend upon, among other things, compliance with legal requirements imposed by the South Carolina Board of Financial Institutions and the FDIC, including capitalization of the bank with at least a specified minimum amount of capital, which we believe will be $11.0 million. In September 2005, we received preliminary approval from the South Carolina Board of Financial Institutions and in October 2005 we received preliminary approval from the FDIC. In November 2005 we filed for approval by the Federal Reserve Board to acquire all of the stock of the new bank upon its formation. In December 2005 we received preliminary approval from the Federal Reserve Board. This application must be given final approval before we can acquire the capital stock of the bank. We expect to receive all final regulatory approvals in the fourth quarter of 2005.

Financial Condition

        As of September 30, 2005, we had total assets of $96,856, consisting primarily of cash of $25,768, a $20,000 earnest money deposit for our proposed bank headquarters site, deferred stock offering costs of $33,187 representing legal and accounting fees, and a $5,000 legal retainer to our SEC attorneys.

Financial Results

        We incurred a net loss of $125,626 for the period from our inception on March 18, 2005 through September 30, 2005.

Expenses

        Our expenses of $125,626 for the period from our inception on March 18, 2005 through September 30, 2005 included our state charter application fee of $10,000, legal fees of $13,801, and compensation and payroll taxes of $83,423.

        On completion of the offering and opening of the bank, we expect we will have incurred the following expenses:

  •
  $628,940 in underwriter's discounts, and $723,281 if the underwriter exercises its over-allotment option in full, which will be deducted from the proceeds of the offering.

  •
  approximately $100,000 in other expenses of the offering, including legal and accounting fees, printing costs and blue sky fees, which will be subtracted from the proceeds of the offering.

  •
  approximately $425,000 in expenses to organize and prepare to open BankGreenville, consisting principally of incorporation and legal expenses, salaries, overhead, and other operating costs, which will be charged to the operations of BankGreenville.

        Prior to our completion of this offering, these expenses have been funded by non-interest-bearing advances totaling $90,000 from our organizers and by establishing a line of credit in the amount of up to $500,000 at a rate of prime minus 0.25% that is guaranteed by our organizers, with individual guarantees limited to 125% of the organizer's pro rata share. At September 30, 2005, the balance outstanding on this line of credit was $100,000. We will use the proceeds of this offering to repay these organizer advances and the amounts due under our line of credit. We anticipate that the proceeds of the offering will be sufficient to satisfy the corporation's financial needs for at least the next 12 months.

Offices and Facilities

        Our telephone number is (864) 271-1245 and we are presently located at a temporary office at 116 South Pleasantburg Drive, Greenville, South Carolina 29607. Our headquarters will be located at a centrally-located site at the corner of Woodruff Road and Rocky Slope Drive, within the Greenville city limits. Our temporary quarters will be a modular unit, which will be located on or adjacent to the site of the new bank permanent headquarters. Our anticipated expansion plans include construction of our permanent bank headquarters on this site in the first year of operation. We do not currently have plans to establish another branch office in the next three years.

        On June 3, 2005, we entered into a purchase/ground lease option agreement for up to 1.5 acres, on which to build our permanent bank headquarters. In consideration of a $10,000 refundable earnest money deposit, we had an initial 120-day inspection period in which to perform due diligence on the site. For an additional $10,000, this inspection period could be extended 90 days. We exercised our inspection extension option in September 2005 and remitted an additional $10,000 deposit. However, if we do not close on the property at the end of this extended inspection period, $10,000 is non-refundable. It is our intention to purchase this site with proceeds from our stock offering or lease this site pursuant to a ground lease clause. If we purchase a maximum 1.5 acres, our total cost will be approximately $752,000. Additionally, at closing, we will pay the sellers a maximum of $26,000 per acre purchased for our share of the maintenance costs of the storm water retention system. Alternatively, ground lease terms include an annual rent of 9% of the purchase price, representing approximately $68,000 annually on 1.5 acres. Prior to the expiration of our extended inspection period, we will obtain an appraisal on the site to ensure that the appraised value is at least equal to the purchase price. An entity known as Woodvan, LLC owns 50% of the subject site and a family partnership of one of our organizers is a one-third partner in Woodvan, LLC. See "Certain Relationships and Related Transactions" on page 46.

Liquidity and Interest Rate Sensitivity

        Liquidity represents the ability to convert assets into cash or cash equivalents and the ability to raise additional funds by increasing liabilities. Our organizational and pre-opening expenses are being paid from initial organizers' contribution deposits of $90,000 as well as from availability on a $500,000 line of credit secured on July 18, 2005. At September 30, 2005, cash totaled $25,768, or approximately 27% of total assets. This cash balance represented the initial organizers' contribution deposits and borrowings under the organizational line of credit less organizational expenses to date. At September 30, 2005, $400,000 was available on the line of credit. This line of credit is guaranteed by our organizers, with individual guarantees limited to 125% of the organizer's pro rata share. The line of credit matures 12 months from the closing date. The facility requires interest-only payments for 11 months with a balloon payment of the remaining principal and accrued interest at maturity. We will repay the line of credit with proceeds from the stock offering.

        We believe that the net proceeds of approximately $11.1 million from the offering will satisfy the cash requirements for at least 12 months for both BankGreenville Financial Corporation and BankGreenville. We will manage our liquidity by actively monitoring the bank's sources and uses of funds to meet cash flow requirements and maximize profits.

        BankGreenville, like most banks, will depend on its net interest income for its primary source of earnings. Net interest income approximates the difference between the interest we charge on our loans and receive from our investments, our assets, and the interest we pay on deposits, our liabilities. Movements in interest rates will cause our earnings to fluctuate. To lessen the impact of these margin swings, we intend to structure our balance sheet so that we can reprice the rates applicable to our assets and liabilities in roughly equal amounts at approximately the same time. We will manage the bank's asset mix by regularly evaluating the yield, credit quality, funding sources, and liquidity of its assets. We will manage the bank's liability mix by expanding our deposit base and converting assets to cash as necessary. If there is an imbalance in our ability to reprice assets and liabilities at any point in time, our earnings may increase or decrease with changes in the interest rate, creating interest rate sensitivity. Interest rates have historically varied widely, and we cannot control or predict them. Despite the measures we plan to take to lessen the impact of interest rate fluctuations, large moves in interest rates may decrease or eliminate our profitability.

Capital Adequacy

        Capital adequacy for banks and bank holding companies is regulated by the South Carolina Board of Financial Institutions, the Federal Reserve Board of Governors, and the FDIC. The primary measures of capital adequacy are risk-based capital guidelines and the leverage ratio. Changes in these guidelines or in our levels of capital can affect our ability to expand and pay dividends. Please see "Supervision and Regulation—BankGreenville—Capital Regulations" on page 35 for a more detailed discussion.

Recently Issued Accounting Standards

        The following is a summary of recent authoritative pronouncements that affect our accounting, reporting, and disclosure of financial information.

        In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 123 (revised 2004), Share-Based Payment ("SFAS No.123(R)"). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosure related to the income tax and cash flow effects resulting from share-based payment arrangements. SFAS No. 123(R) is effective beginning as of the first interim or annual reporting period beginning after December 15, 2005. We are currently evaluating the impact that the adoption of SFAS No. 123(R) will have on our financial position, results of operations, and cash flows.

        In April 2005, the Securities and Exchange Commission's Office of the Chief Accountant and its Division of Corporation Finance released Staff Accounting Bulletin ("SAB") No.107 to provide guidance regarding the application of SFAS No. 123(R). SFAS No. 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SAB No. 107 provides interpretive guidance related to the interaction between SFAS No. 123(R) and certain SEC rules and regulations, as well as the staff's views regarding the valuation of share-based payment arrangements for public companies. SAB No. 107 also reminds public companies of the importance of including disclosures within filings made with the SEC relating to the accounting for share-based payment transactions, particularly during the transition to SFAS No.123(R).

        In March 2004, the SEC issued SAB No. 105, Application of Accounting Principles to Loan Commitments, to inform registrants of the SEC staff's view that the fair value of the recorded loan commitments should not consider the expected future cash flows related to the associated servicing of the future loan. The provisions of SAB No. 105 must be applied to loan commitments accounted for as derivatives that are entered into after March 31, 2004. We do not expect the adoption of SAB No. 105 to have a material impact on our financial condition or results of operations.

        Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

PROPOSED BUSINESS

General

        We formally initiated activity to form BankGreenville in February 2005 and incorporated BankGreenville Financial Corporation as a South Carolina corporation on March 18, 2005 to function as a holding company to own and control all of the capital stock of BankGreenville. We initially will engage in no business other than owning and managing the bank.

        We have chosen this holding company structure because we believe it will provide flexibility that would not otherwise be available. Subject to Federal Reserve Board debt guidelines, the holding company structure can assist the bank in maintaining its required capital ratios by borrowing money and contributing the proceeds to the bank as primary capital. Additionally, a holding company may engage in non-banking activities that the Federal Reserve Board has deemed to be closely related to banking. Although we do not presently intend to engage in other activities, we will be able to do so with a proper notice or filing to the Federal Reserve if we believe that there is a need for these services in our market area and that the activities could be profitable.

        We filed applications with the South Carolina Board of Financial Institutions to organize the bank as a South Carolina state bank and with the FDIC to obtain deposit insurance on June 7, 2005. We received preliminary approval from the South Carolina Board of Financial Institutions in September 2005 and from the FDIC in October 2005. We have also filed an application with the Board of Governors of the Federal Reserve System for approval to become a bank holding company and in December 2005 received preliminary approval. Subject to receiving final regulatory approval from these agencies, we plan to open the bank by the end of the first quarter of 2006 and will engage in a general commercial and consumer banking business as described below. Final approvals will depend on compliance with regulatory requirements, including our capitalization of the bank with at least $11.0 million from the proceeds of this offering.

Marketing Opportunities

        Service Area.    Our service area will consist of Greenville County, with a primary focus on the City of Greenville and the surrounding bedroom communities of Mauldin, Simpsonville, Greer and Taylors. Our office will be located at a centrally located site near the intersection of Woodruff Road and Laurens Road within the Greenville city limits and will provide excellent visibility for the bank. This site sits on the edge of the recently announced 1,100-acre Verdae master planned development. Woodruff Road is a well traveled thoroughfare with reasonable traffic counts and excellent accessibility but this new development effort is expected to increase the quality of this already excellent site. Our temporary quarters will be a modular unit, which will be located on or adjacent to the site of the future bank permanent headquarters. Our anticipated expansion plans include opening a permanent main office in the first year of operation. We do not currently have plans to establish another branch office in the next three years. We plan to take advantage of existing contacts and relationships with individuals and companies in this area to more effectively market the services of the bank.

        Economic and Demographic Factors.    The Greenville metropolitan area, positioned on the internationally known I-85 corridor, boasts one of the highest levels of foreign capital investment per capita in the nation, is a designated foreign trade zone, and is home to over 240 international companies such as BMW, Hitachi, and Michelin. With such significant international investment and business growth, the area's demographics have changed considerably over the past 10 years. The cities of Fountain Inn, Greenville, Greer, Mauldin, Simpsonville, and Travelers Rest make up Greenville County. While the population in the city of Greenville has remained stable between 56,000 and 58,000 residents for several decades, according to 2000 census data, Greenville County's population has grown significantly, from 287,913 residents in 1980 to 379,616 residents in 2000. The most dramatic numerical growth has occurred in the cities of Greer, Mauldin, and Simpsonville, where dozens of new single-

family developments and apartment communities have been constructed since 1980. Greenville is one of the 10 counties that comprise the Upstate region, which has a population of more than 1.2 million people. The Greenville MSA includes Greenville, Pickens, and Laurens counties. Based on 2002 Census Bureau population estimates, the Greenville MSA is ranked 84th nationally with a population of 574,939.

        Greenville County, South Carolina's largest county, has experienced a significant population increase over the past decade. According to South Carolina State Data Center and U.S. Census Bureau projections, Greenville County's 2005 population is estimated at 395,760. By 2010, the county population is expected to be 420,910 and 472,450 by 2020. The ten-year period of 1993 - 2002 saw Greenville County's population increase 18.3% from 330,282 to 390,843 (estimated). This compared favorably to the 12.9% increase in the South Carolina population from 3,634,842 to 4,103,770 (estimated) for the same period.

        Greenville County has also exhibited favorable income trends. During the ten-year period of 1993-2002, per capita personal income for Greenville County rose 44.3% from $20,480 to $29,544. The state of South Carolina figures also reflected 44.4% growth in per capital personal income from $17,665 to $25,502 for that ten-year period. Median household income for the 1993 - 2002 timeframe also showed significant growth in Greenville County, moving up 23.2% from $33,807 to $41,658. Statewide, median household income grew 33.9% for the period moving from $27,962 to $37,442. The county and the state median household income figures continue to move closer to the national figure of $43,564 estimated by the Census Bureau for 2003.

        The Greenville market possesses a large manufacturing base, positive job and population growth, diverse economics, and a pro-business environment. Our organizers believe that a new community bank, focused on providing high quality consultative service, can have an excellent market presence and will be well received by its target client base in both the business and consumer banking sectors. The Upstate and in particular, Greenville County, is recognized for its growing industrial diversification, productive and skilled labor force, strategic location, air service and positive quality of life. The area also has one of the highest per capita levels of international investment in the United States and is home to numerous headquarters operations. Additionally, we believe the area continues to see a strong commercial, industrial and residential real estate market. The small business community is supported by organizations in the area including the Greater Greenville Chamber of Commerce, which includes an active minority/women owned sector, Appalachian Development Corporation, City of Greenville Economic Office, the Small Business Development Center, and the SBA.

        Competition.    The Greenville County banking market is highly competitive with 153 banking offices representing 25 financial institutions, with over $7.4 billion in deposits according to 2004 FDIC data. We will compete as a financial intermediary with other commercial banks, savings banks, credit unions, finance companies, and brokerage firms operating in Greenville and the surrounding communities. Most of these institutions have substantially greater resources and lending limits than we will have, and many of these competitors offer services, including extensive and established branch networks and trust services, that we either do not expect to provide or will not provide initially. Our competitors include large super regional and regional banks like Carolina First Bank, Wachovia Bank, Bank of America, and SunTrust Bank, as well as established community banks such as Greenville First Bank and The Palmetto Bank. Nevertheless, we believe that our community bank business model, well-known organizers and management team, our emphasis on providing consultative high quality service, along with the positive economic and demographic characteristics of the defined service area, will allow us to capture a meaningful level of the market's banking business opportunities.

Business Strategy

        Our strategic plan is comprised of the following four components:

  •
  Personalized Client Service.    We will focus on providing high quality, consultative service to small-to-medium-sized businesses and the professional segment of the growing Greenville area market. We will offer a full complement of business and consumer services but will place particular emphasis on that portion of the market that values small business expertise and relationship-oriented service. We believe a community bank that focuses on personalized client service can better serve the local business community than a branch or subsidiary of a larger banking organization headquartered outside of the city or state.

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  Experienced Community Bankers and Lending Officers with Significant Market Ties.    To compete for the banking services of Greenville businesses, individuals, and professionals that want to bank with a locally-owned and managed institution offering a high level of service and personal attention, we intend to hire seasoned community banking professionals recognized for their community involvement and market experience. Our executive management team is indicative of the caliber of individuals we will seek to retain:

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  Russel T. Williams will lead the management team as our president and chief executive officer. He has over 20 years of banking and financial services experience, all in the Greenville County area. He most recently served as senior vice president for The Palmetto Bank, an Upstate-based community bank. Prior to his employment with The Palmetto Bank, Mr. Williams served in various management positions with New Commerce Bank, Carolina First Bank, and National Bank of South Carolina.

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  Paula S. King, CPA, will be our executive vice president and chief financial officer. She has over 20 years of banking and financial services experience in Greenville. She previously served as senior vice president and chief financial officer of New Commerce Bank and senior vice president and controller of Greenville National Bank. Additionally, she has served as a de novo bank consultant, was a vice president of a commercial mortgage brokerage firm and has been employed in the banking group of a regional accounting firm.

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  Focus on Small-to-Medium-Sized Businesses and Relationship-Oriented Consumer Banking Clients.    The Greenville banking market has seen a significant amount of consolidation as larger out-of-market institutions have acquired local community banks. While larger banks may target the small-and-medium-sized business market, we believe that through more personalized client service and local decision making, we will be able to effectively source loan and deposit business from these clients, even without a large operational infrastructure. We will target businesses with less than $15 million in annual revenues as well as their related owners and employees. Through our relationships and contacts in and around Greenville, we believe that we can attract business and consumer banking clients who desire consistent and personal banking relationships.

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  Disciplined Approach To Growth.    Attention to the fundamentals of risk management with a focus on credit quality will be hallmarks of our bank. We believe that our success and the success of our shareholders will be enhanced through a measured approach to asset growth, with an emphasis on long-term financial performance. We believe that this strategy will enable us to avoid some of the challenges created by rapid growth. We intend to open our headquarters in Greenville and do not expect to branch within the first three years. We will, after reaching sustained profitability, consider branching opportunities in the growth areas of our defined market.

Lending Activities

        General.    We intend to emphasize a range of lending services, including real estate, commercial, and equity-line and consumer loans to individuals, small-to-medium-sized businesses, and professional concerns that are located in or conduct a substantial portion of their business in the bank's market area. We will compete for these loans with competitors who are well established in our service area and have greater resources and lending limits. As a result, we may have to charge lower interest rates to attract borrowers.

        The well established banks in our service area will make proportionately more loans to medium-to-large-sized businesses than we will. Many of our bank's anticipated commercial loans will likely be made to small-to-medium-sized businesses which may be less able to withstand competitive, economic, and financial conditions than larger borrowers.

        Lending Limits.    The bank's lending activities will be subject to a variety of lending limits imposed by state law. In general, the bank will be subject to a legal limit on loans to a single borrower equal to 15% of the bank's capital and unimpaired surplus. Different limits may apply based on the type of loan or the nature of the borrower, including the borrower's relationship to the bank. These limits will increase or decrease as the bank's capital increases or decreases. Unless the bank is able to sell participations in its loans to other financial institutions, the bank will not be able to meet all of the lending needs of loan clients requiring aggregate extensions of credit above these limits.

        Loan Approval and Review.    Our loan approval policies will provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds that individual officer's lending authority, the loan request will be considered and approved by an officer with a higher lending limit or the board of directors' loan committee. We will not make any loans to any director of the bank unless the loan is approved by the board of directors of the bank and is made on terms not more favorable to the person than would be available to a person not affiliated with the bank. The bank currently intends to adhere to Federal National Mortgage Association and Federal Home Loan Mortgage Corporation guidelines in its mortgage loan review process, but may choose to alter this policy in the future. The bank expects to sell residential mortgage loans that it originates on the secondary market.

        Credit Risk.    The principal credit risk associated with each category of loans is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the manufacturing, services, and retail market segments. General economic factors affecting a borrower's ability to repay include interest, inflation, employment rates, and the strength of local and national economy, as well as other factors affecting a borrower's clients, suppliers, and employees.

        Loan Distribution.    We estimate that our initial percentage distribution of our loans for the first year will be as follows:

Real Estate	52%
Commercial Loans	17%
Equity Lines and Consumer Loans	15%
Residential Mortgage Loans	16%

Total	100%

These are estimates only. Our actual deposit and loan distribution will depend on our clients and vary initially and over time.

        Allowance for Loan Losses.    We will maintain an allowance for loan losses, which we will establish through a provision for loan losses charged against income. We will charge loans against this allowance when we believe that the collectibility of the principal is unlikely. The allowance will be an estimated amount that we believe will be adequate to absorb losses inherent in the loan portfolio based on evaluations of its collectibility. We anticipate that initially our allowance for loan losses will equal approximately 1.50% of the average outstanding balance of our loans, based on our consideration of several factors, including regulatory guidelines, expected mix of our loan portfolio, and evaluations of local economic conditions as well as peer data. Over time, we will periodically determine the amount of the allowance based on our consideration of several factors, including:

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  an ongoing review of the quality, mix, and size of our overall loan portfolio;

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  our historical loan loss experience;

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  evaluation of economic conditions;

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  specific problem loans and commitments that may affect the borrower's ability to pay;

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  regular reviews of loan delinquencies and loan portfolio quality by our internal auditors and our bank regulators; and

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  the amount and quality of collateral, including guarantees, securing the loans.

        Real Estate Loans.    We expect that loans secured by first or second mortgages on real estate will make up approximately 75% of the bank's loan portfolio. These loans will generally include commercial real estate loans, construction and development loans, and residential real estate loans secured by first or second mortgages on real estate. Each of these categories is discussed in more detail below, including their specific risks. Interest rates for all categories may be fixed or adjustable, and will more likely be fixed for shorter-term loans. The bank will generally charge an origination fee for each loan.

        Real estate loans are subject to the same general risks as other loans. Real estate loans are also sensitive to fluctuations in the value of the real estate securing the loan. On first and second mortgage loans we would not advance more than regulatory limits. We will require a valid mortgage lien on all real property loans along with a title policy or attorneys' opinion which insures the validity and priority of the lien. We will also require borrowers to obtain hazard insurance policies and flood insurance if applicable. Additionally, certain types of real estate loans have specific risk characteristics that vary according to the collateral type securing the loan and the terms and repayment sources for the loan.

        We will have the ability to originate some real estate loans for sale into the secondary market. We can limit our interest rate and credit risk on these loans by locking the interest rate for each loan with the secondary investor and receiving the investor's underwriting approval prior to originating the loan.

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  Commercial Real Estate Loans.    Commercial real estate loans will generally have terms of five years or less, although payments may be structured on a longer amortization basis. Inherent in commercial real estate loans' credit risk is the risk that the primary source of repayment, the operating commercial real estate company, will be insufficient to service the debt. If a real estate loan is in default, we also run the risk that the value of a commercial real estate loan's secured real estate will decrease, and thereby be insufficient to satisfy the loan. To mitigate these risks, we will evaluate each borrower on an individual basis and attempt to determine its business risks and credit profile. We will attempt to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio is established by independent appraisals. We will typically review the personal financial statements of the principal owners and require their personal guarantees. These reviews often reveal secondary sources of payment and liquidity to support a loan request. Risks associated with commercial real estate loans include fluctuations in the value of the real estate, new job creation trends, tenant vacancy rates, and the quality of the borrower's management. We will seek to limit risk by analyzing borrowers' cash flow and collateral value on an ongoing basis.

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  Construction and Development Real Estate Loans.    We will offer adjustable and fixed rate residential and commercial construction loans to builders and developers and to consumers who wish to build their own home. The term of construction and development loans will generally be limited to 18 months, although payments may be structured on a longer amortization basis. Most loans will mature and require payment in full upon the sale of the property. Loan proceeds would typically be disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or independent appraiser. Construction and development loans generally carry a higher degree of risk than long term financing of existing properties. Repayment usually depends on the ultimate completion of the project within cost estimates and on the sale of the property. Risks associated with construction loans include fluctuations in the value of real estate, mismanaged construction, rising interest rates which may prevent sale of the property, and failure to sell completed projects in a timely manner.

    We will attempt to reduce risk by obtaining personal guarantees where possible, and by keeping the loan-to-value ratio of the completed project below specified percentages. We may also reduce risk by selling participations in larger loans to other institutions when possible.

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  Residential Real Estate Loans.    These loans will generally have longer terms, up to 30 years. We will offer fixed and adjustable rate mortgages, and we intend to sell most or all of the residential real estate loans that we generate in the secondary market soon after we originate them. We do not intend to retain servicing rights for these loans. Inherent in residential real estate loans' credit risk is the risk that the primary source of repayment, the residential borrower, will be insufficient to service the debt. If a real estate loan is in default, we also run the risk that the value of a residential real estate loan's secured real estate will decrease, and thereby be insufficient to satisfy the loan. To mitigate these risks, we will evaluate each borrower on an individual basis and attempt to determine its credit profile. By selling these loans in the secondary market, we can significantly reduce our exposure to credit risk because the loans will be underwritten through a third party agent without any recourse against the bank.

        Commercial Loans.    The bank will make loans for commercial purposes in various lines of businesses. We will focus our efforts on commercial loans of $1,000,000 or less. The terms of these loans will vary by purpose and by type of underlying collateral.

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  Equipment Loans.    We will typically make equipment loans for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment. We expect that with appropriate loan-to-value ratios there will be sufficient collateral to compensate for fluctuations in the market value of the collateral and will minimize losses that result from poor maintenance or the introduction of updated equipment models into the market.

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  Working Capital Loans.    Loans to support working capital will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory, or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and in other cases principal will typically be due at maturity. The quality of the commercial borrower's management and its ability to both properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to effectively respond to such charges are significant factors in a commercial borrower's creditworthiness. General risks affecting a commercial borrower's ability to repay include demand for the borrower's products and services and changes in the local economy or industry in which the borrower operates.

        We expect to also offer small business loans utilizing government enhancements such as the Small Business Administration's 7(a) program and SBA's 504 and "LowDoc" programs. These loans will typically be partially guaranteed by the government which may help to reduce the bank's risk. Government guarantees of SBA loans will not exceed 80% of the loan value, and will generally be less.

        Consumer Loans.    The bank will make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment loans and revolving lines of credit such as credit cards. Installment loans typically will carry balances of less than $50,000 and be amortized over periods up to 60 or more months. Consumer loans may be offered on a single maturity basis where a specific source of repayment is available. Revolving loan products will typically require monthly payments of interest and a portion of the principal.

        We will also offer home equity loans. Our underwriting criteria for and the risks associated with home equity loans and lines of credit will generally be the same as those for first mortgage loans. Home equity lines of credit will typically have terms of 15 years or less, will typically carry balances less than $125,000, and may extend up to 90% of the available equity of each property.

        Consumer loans are generally considered to have greater risk than first or second mortgages on real estate because the value of the secured property may depreciate rapidly, they are often dependent on the borrower's employment status as the sole source of repayment, and some of them are unsecured. To mitigate these risks, we will analyze selective underwriting criteria for each prospective borrower, which may include the borrower's employment history, income history, credit bureau reports, or debt to income ratios. If the consumer loan is secured by property, such as an automobile loan, we will also attempt to offset the risk of rapid depreciation of the collateral with a shorter loan amortization period. Despite these efforts to mitigate our risks, consumer loans have a higher rate of default that real estate loans. For this reason, we will also attempt to reduce our loss exposure to these types of loans by limiting their sizes relative to other types of loans.

        Relative Risks of Loans.    Each category of loan has a different level of credit risk. Real estate loans are generally safer than loans secured by other assets because the value of the underlying security, real estate, is generally ascertainable and does not fluctuate as much as some other assets. Certain real estate loans are less risky than others. Residential real estate loans are generally the least risky type of real estate loan, followed by commercial real estate loans and construction and development loans. Commercial loans, which can be secured by real estate or other assets, or which can be unsecured, are generally more risky than real estate loans, but less risky than consumer loans. Finally, consumer loans, which can also be secured by real estate or other assets, or which can also be unsecured, are generally considered to be the most risky of these categories of loans. Any type of loan which is unsecured is generally more risky than secured loans. These levels of risk are general in nature, and many factors including the creditworthiness of the borrower or the particular nature of the secured asset may cause any type of loan to be more or less risky than another. Additionally, these levels of risk are limited to an analysis of credit risk, and they do not take into account other risk factors associated with making loans such as the interest rate risk inherent in long-term, fixed-rate loans.

Deposit Services

        We intend to offer a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, commercial accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates will be tailored to our principal market area at rates competitive to those offered in the Greenville area. In addition, we intend to offer certain retirement account services, including IRAs. We intend to solicit these accounts from individuals, businesses, and other organizations. We plan to obtain these deposits through personal solicitation by our officers and directors, direct mail solicitations, and advertisements published in the local media. We do not initially intend to solicit brokered deposits.

        Deposit Distribution.    We estimate that our initial percentage distribution of our deposits for the first year will be as follows:

Demand Deposit, NOW accounts	25%
Savings & Money Market	30%
Time Deposits	40%
Consumer/Commercial DDA's Public/Gov't	2%
Consumer/Commercial Time and Savings Deposits Public/Gov't	3%

Total	100%

Other Banking Services

        We will offer cashier's checks, banking by mail, direct deposit of payroll and social security checks, United States Savings Bonds, and travelers checks. We plan for the bank to become associated with the Honor and Cirrus or comparable ATM networks that may be used by the bank's clients throughout the country. We believe that by being associated with a shared network of ATMs, we will be better able to serve our clients and will be able to attract clients who are accustomed to the convenience of using ATMs. We intend to waive our clients' foreign ATM charges. We intend to begin offering these services shortly after opening the bank. We also plan to offer a debit card and credit card services through a correspondent bank as an agent for the bank. Once we are operating, we anticipate that the bank may offer other bank services including, lines of credit, 24-hour telephone banking, and on-line banking. We do not expect the bank to exercise trust powers during its initial years of operation. Trade letters of credit and foreign exchange will be handled through a correspondent bank as agent for the bank.

Investments

        In addition to loans we will purchase investments to include obligations of the United States, government-sponsored obligations, and other taxable securities. No investment in any of these instruments will exceed any applicable limitation imposed by law or regulation. The Asset-Liability Committee will review the investment portfolio on an ongoing basis in order to ensure that the investments conform to our policies as set forth by the board of directors.

Asset and Liability Management

        The Asset-Liability Committee will oversee the management of our assets and liabilities and will strive to provide a stable, optimized net interest margin, adequate liquidity, and a profitable after-tax return on assets and return on equity. Asset liability functions will be conducted within the framework of written policies that we will adopt and we will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities.

Employees

        We anticipate that, upon commencement of operations, the bank will have approximately 12 full-time employees and no part-time employees. We anticipate that three will serve as lenders and business development officers, three will be financial and operations staff, four will be branch personnel and two will be administrative staff. BankGreenville intends to outsource other responsibilities such as internal audit, compliance, data processing and annual credit review functions. BankGreenville Financial Corporation, as the holding company for the bank, will not have any employees other than its officers.

Legal Proceedings

        Neither we nor any of our properties are subject to any material legal proceedings.

SUPERVISION AND REGULATION

        Both the company and the bank are subject to extensive state and federal banking laws and regulations that impose specific requirements or restrictions on and provide for general regulatory oversight of virtually all aspects of our operations. These laws and regulations are generally intended to protect depositors, not shareholders. The following summary is qualified by reference to the statutory and regulatory provisions discussed. Changes in applicable laws or regulations may have a material effect on our business and prospects. Beginning with the enactment of the Financial Institutions Reform Recovery and Enforcement Act in 1989 and followed by the FDIC Improvement Act in 1991 and the Gramm-Leach-Bliley Act in 1999, numerous additional regulatory requirements have been placed on the banking industry in the past several years, and additional changes have been proposed. Our operations may be affected by legislative changes and the policies of various regulatory authorities. We cannot predict the effect that fiscal or monetary policies, economic control, or new federal or state legislation may have on our business and earnings in the future.

        The following discussion is not intended to be a complete list of all the activities regulated by the banking laws or of the impact of such laws and regulations on our operations. It is intended only to briefly summarize some material provisions.

USA PATRIOT Act of 2002

        In October 2002, the USA PATRIOT Act of 2002 was enacted in response to the terrorist attacks in New York, Pennsylvania, and Washington D.C. that occurred on September 11, 2001. The PATRIOT Act is intended to strengthen U.S. law enforcement's and the intelligence communities' abilities to work cohesively to combat terrorism on a variety of fronts. The potential impact of the PATRIOT Act on financial institutions is significant and wide ranging. The PATRIOT Act contains sweeping anti-money laundering and financial transparency laws and imposes various regulations, including standards for verifying client identification at account opening, and rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties who may be involved in terrorism or money laundering.

Check 21

        On October 28, 2003, President Bush signed into law the Check Clearing for the 21st Century Act, also known as Check 21. Check 21 gives "substitute checks," such as a digital image of a check and copies made from that image, the same legal standing as the original paper check. Some of the major provisions of Check 21 include:

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  allowing check truncation without making it mandatory;

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  demanding that every financial institution communicate to accountholders in writing a description of its substitute check processing program and their rights under the law;

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  legalizing substitutions for and replacements of paper checks without agreement from consumers;

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  retaining in place the previously mandated electronic collection and return of checks between financial institutions only when individual agreements are in place;

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  requiring that when accountholders request verification, financial institutions produce the original check (or a copy that accurately represents the original) and demonstrate that the account debit was accurate and valid; and

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  requiring recrediting of funds to an individual's account on the next business day after a consumer proves that the financial institution has erred.

        This legislation will likely affect bank capital spending as many financial institutions assess whether technological or operational changes are necessary to stay competitive and take advantage of the new opportunities presented by Check 21.

BankGreenville Financial Corporation

        We will own 100% of the outstanding capital stock of the bank, and therefore we are considered to be a bank holding company under the federal Bank Holding Company Act of 1956 and the South Carolina Banking and Branching Efficiency Act.

        The Bank Holding Company Act.    Under the Bank Holding Company Act, we are subject to periodic examination by the Federal Reserve and are required to file periodic reports of our operations and any additional information that the Federal Reserve may require. Our activities at the bank and holding company levels will be limited to:

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  banking and managing or controlling banks;

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  furnishing services to or performing services for our subsidiaries; and

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  engaging in other activities that the Federal Reserve determines to be so closely related to banking and managing or controlling banks as to be a proper incident thereto.

        Investments, Control, and Activities.    With certain limited exceptions, the Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

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  acquiring substantially all the assets of any bank;

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  acquiring direct or indirect ownership or control of any voting shares of any bank if after the acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares); or

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  merging or consolidating with another bank holding company.

        In addition, and subject to certain exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with regulations promulgated thereunder, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of a bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities and either the company has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction. Once we have in excess of 500 shareholders of record, we will be required to register our common stock under the Securities Exchange Act of 1934. The regulations provide a procedure for challenge of the rebuttable control presumption.

        Under the Bank Holding Company Act, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in, nonbanking activities unless the Federal Reserve Board, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve Board has determined by regulation to be proper incidents to the business of a bank holding company include:

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  making or servicing loans and certain types of leases;

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  engaging in certain insurance and discount brokerage activities;

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  performing certain data processing services;

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  acting in certain circumstances as a fiduciary or investment or financial adviser;

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  owning savings associations; and

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  making investments in certain corporations or projects designed primarily to promote community welfare.

        The Federal Reserve Board imposes certain capital requirements on the company under the Bank Holding Company Act, including a minimum leverage ratio and a minimum ratio of "qualifying" capital to risk-weighted assets. These requirements are described below under "BankGreenville—Capital Regulations." Subject to our capital requirements and certain other restrictions, we are able to borrow money to make a capital contribution to the bank, and these loans may be repaid from dividends paid from the bank to the company. Our ability to pay dividends will be subject to regulatory restrictions as described below in "BankGreenville—Dividends." We will also be able to raise capital for contribution to the bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

        Source of Strength; Cross-Guarantee.    In accordance with Federal Reserve Board policy, we are expected to act as a source of financial strength to the bank and to commit resources to support the bank in circumstances in which we might not otherwise do so. Under the Bank Holding Company Act, the Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary, other than a nonbank subsidiary of a bank, upon the Federal Reserve Board's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any depository institution subsidiary of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiaries if the agency determines that divestiture may aid the depository institution's financial condition.

        The Gramm-Leach-Bliley Act.    The Gramm-Leach-Bliley Act was signed into law on November 12, 1999. Among other things, the Act repealed the restrictions on banks affiliating with securities firms contained in sections 20 and 32 of the Glass-Steagall Act. The Act also permits bank holding companies that become financial holding companies to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking, and insurance company portfolio investment activities. The Act also authorizes activities that are "complementary" to financial activities. We have not elected to become a financial holding company.

        The Act is intended, in part, to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, the Act may have the result of increasing the amount of competition that we face from larger institutions and other types of companies. In fact, it is not possible to predict the full effect that the Act will have on us.

        South Carolina State Regulation.    As a South Carolina bank holding company under the South Carolina Banking and Branching Efficiency Act, we are subject to limitations on sale or merger and to regulation by the South Carolina Board of Financial Institutions. We are not required to obtain the approval of the Board prior to acquiring the capital stock of a national bank, but we must notify them at least 15 days prior to doing so. We must receive the Board's approval prior to engaging in the acquisition of a South Carolina state chartered bank or another South Carolina bank holding company.

BankGreenville

        The bank will operate as a state bank incorporated under the laws of the State of South Carolina and is subject to examination by the South Carolina Board of Financial Institutions. Deposits in the bank will be insured by the FDIC up to a maximum amount, which is generally $100,000 per depositor subject to aggregation rules.

        The South Carolina Board of Financial Institutions and the FDIC regulate or monitor virtually all areas of the bank's operations, including:

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  security devices and procedures;

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  adequacy of capitalization and loss reserves;

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  loans;

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  investments;

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  borrowings;

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  deposits;

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  mergers;

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  issuances of securities;

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  payment of dividends;

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  interest rates payable on deposits;

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  interest rates or fees chargeable on loans;

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  establishment of branches;

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  corporate reorganizations;

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  maintenance of books and records; and

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  adequacy of staff training to carry on safe lending and deposit gathering practices.

        The South Carolina Board of Financial Institutions requires the bank to maintain specified capital ratios and imposes limitations on the bank's aggregate investment in real estate, bank premises, and furniture and fixtures. The South Carolina Board of Financial Institutions also requires the bank to prepare quarterly reports on the bank's financial condition in compliance with its minimum standards and procedures.

        Under the FDIC Improvement Act, all insured institutions must undergo regular on site examinations by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC, their federal regulatory agency, and their state supervisor when applicable. The FDIC Improvement Act directs the FDIC to develop a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. The FDIC Improvement Act also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to the following:

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  internal controls;

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  information systems and audit systems;

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  loan documentation;

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  credit underwriting;

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  interest rate risk exposure; and

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  asset quality.

        Holding companies which have been registered or have undergone a change in control within the past two years or which have been deemed by the Federal Reserve Board to be troubled institutions must give the Federal Reserve Board 30 days' prior notice of the appointment of any senior executive officer or director. Within the 30 day period, the Federal Reserve Board, as the case may be, may approve or disapprove any such appointment.

        Deposit Insurance.    The FDIC has adopted a risk-based assessment system for determining an insured depository institutions' insurance assessment rate. The system takes into account the risks attributable to different categories and concentrations of assets and liabilities. An institution is placed into one of three capital categories: (1) well capitalized; (2) adequately capitalized; or (3) undercapitalized. The FDIC also assigns an institution to one of three supervisory subgroups, based on the FDIC's determination of the institution's financial condition and the risk posed to the deposit insurance funds. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution's capital group and supervisory subgroup. In addition, the FDIC imposes assessments to help pay off the $780 million in annual interest payments on the $8 billion Financing Corporation (FICO) bonds issued in the late 1980s as part of the government rescue of the thrift industry. New changes have been proposed recently regarding these assessments, including an increase in the amount of the FDIC insurance, but at this time it is not possible to predict whether the changes will be implemented or what their effect would be. Generally, we expect that increases in deposit insurance premiums or changes in risk classification will increase the bank's cost of funds, and we may not be able to pass these costs on to our clients. Although we will pay a quarterly FICO assessment, the FDIC assessment rate on our bank deposits will initially be zero, but may change in the future. The FDIC may increase or decrease the assessment rate schedule on a semiannual basis. An increase in the BIF assessment rate could have a material adverse effect on our earnings, depending on the amount of the increase.

        The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

        Transactions With Affiliates and Insiders.    The bank is subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of the bank's capital and surplus and, as to all affiliates combined, to 20% of the bank's capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements. Compliance is also required with certain provisions designed to avoid the taking of low quality assets.

        The bank is subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies. The bank is subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

        The Federal Reserve Board has recently issued Regulation W, which codifies prior regulations under Sections 23A and 23B of the Federal Reserve Act and interpretative guidance with respect to affiliate transactions. Regulation W incorporates the exemption from the affiliate transaction rules but expands the exemption to cover the purchase of any type of loan or extension of credit from an affiliate. In addition, under Regulation W:

  •
  a bank and its subsidiaries may not purchase a low-quality asset from an affiliate;

  •
  covered transactions and other specified transactions between a bank or its subsidiaries and an affiliate must be on terms and conditions that are consistent with safe and sound banking practices; and

  •
  with some exceptions, each loan or extension of credit by a bank to an affiliate must be secured by collateral with a market value ranging from 100% to 130%, depending on the type of collateral, of the amount of the loan or extension of credit.

        Regulation W generally excludes all nonbank and nonsavings association subsidiaries of banks from treatment as affiliates, except to the extent that the Federal Reserve Board decides to treat these subsidiaries as affiliates. Concurrently with the adoption of Regulation W, the Federal Reserve Board has proposed a regulation which would further limit the amount of loans that could be purchased by a bank from an affiliate to not more than 100% of the bank's capital and surplus. This regulation has not yet been adopted.

        Dividends.    A South Carolina state bank may not pay dividends from its capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. The bank is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the South Carolina Board of Financial Institutions, provided that the bank received a composite rating of one or two at the last federal or state regulatory examination. The bank must obtain approval from the South Carolina Board of Financial Institutions prior to the payment of any other cash dividends. In addition, under the FDICIA, the bank may not pay a dividend if, after paying the dividend, the bank would be undercapitalized.

        Branching.    Under current South Carolina law, we may open branch offices throughout South Carolina with the prior approval of the South Carolina Board of Financial Institutions. In addition, with prior regulatory approval, the bank will be able to acquire existing banking operations in South Carolina. Furthermore, federal legislation has been passed that permits interstate branching by banks if allowed by state law, and interstate merging by banks.

        Community Reinvestment Act.    The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, a financial institution's primary regulator, which is the FDIC for the bank, shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on our bank.

        The Gramm-Leach-Bliley Act.    Under the Gramm-Leach-Bliley Act, subject to certain conditions imposed by their respective banking regulators, national and state-chartered banks are permitted to form "financial subsidiaries" that may conduct financial or incidental activities, thereby permitting bank subsidiaries to engage in certain activities that previously were impermissible. The Gramm-Leach-Bliley Act imposes several safeguards and restrictions on financial subsidiaries, including that the parent bank's equity investment in the financial subsidiary be deducted from the bank's assets and tangible equity for purposes of calculating the bank's capital adequacy. In addition, the Gramm-Leach-Bliley Act imposes new restrictions on transactions between a bank and its financial subsidiaries similar to restrictions applicable to transactions between banks and nonbank affiliates.

        The Gramm-Leach-Bliley Act also contains provisions regarding consumer privacy. These provisions require financial institutions to disclose their policy for collecting and protecting confidential information. Clients generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties that market an institution's own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing, or other marketing to the consumer.

        Other Regulations.    Interest and other charges collected or contracted for by the bank are subject to state usury laws and federal laws concerning interest rates. The bank's loan operations are also subject to federal laws applicable to credit transactions, such as:

  •
  the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

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  the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

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  the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

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  the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

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  the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

  •
  the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

        In addition, the deposit operations of the bank are subject to:

  •
  the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

  •
  the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that Act, which govern automatic deposits to and withdrawals from deposit accounts and clients' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

        Capital Regulations.    The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and account for off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios in excess of the minimums. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.

        Under these guidelines, banks' and bank holding companies' assets are given risk-weights of 0%, 20%, 50%, or 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight applies. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

        The federal bank regulatory authorities have also implemented a leverage ratio, which is equal to Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points.

        The FDIC Improvement Act established a new capital-based regulatory scheme designed to promote early intervention for troubled banks which requires the FDIC to choose the least expensive resolution of bank failures. The new capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To qualify as a "well capitalized" institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. Initially, we will qualify as "well capitalized."

        Under the FDIC Improvement Act regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution increases, and the permissible activities of the institution decrease, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to do some or all of the following:

  •
  submit a capital restoration plan;

  •
  raise additional capital;

  •
  restrict their growth, deposit interest rates, and other activities;

  •
  improve their management;

  •
  eliminate management fees; or

  •
  divest themselves of all or a part of their operations.

        A bank that is not "well capitalized" is also subject to certain limitations relating to so-called "brokered" deposits. Bank holding companies controlling financial institutions can be called upon to boost the institutions' capital and to partially guarantee the institutions' performance under their capital restoration plans.

        These capital guidelines can affect us in several ways. If we grow at a rapid pace, our capital may be depleted too quickly, and a capital infusion from the holding company may be necessary which could impact our ability to pay dividends. Our capital levels will initially be more than adequate; however, rapid growth, poor loan portfolio performance, poor earnings performance, or a combination of these factors could change our capital position in a relatively short period of time.

        Failure to meet these capital requirements would mean that a bank would be required to develop and file a plan with its primary federal banking regulator describing the means and a schedule for achieving the minimum capital requirements. In addition, such a bank would generally not receive regulatory approval of any application that requires the consideration of capital adequacy, such as a branch or merger application, unless the bank could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time.

        Enforcement Powers.    The Financial Institutions Reform Recovery and Enforcement Act expanded and increased civil and criminal penalties available for use by the federal regulatory agencies against depository institutions and certain "institution-affiliated parties." Institution-affiliated parties primarily include management, employees, and agents of a financial institution, as well as independent contractors and consultants such as attorneys and accountants and others who participate in the conduct of the financial institution's affairs. These practices can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports. Civil penalties may be as high as $1.0 million a day for such violations. Criminal penalties for some financial institution crimes have been increased to 20 years. In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, banking agencies' power to issue cease-and-desist orders were expanded. Such orders may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnification or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

        Effect of Governmental Monetary Policies.    Our earnings will be affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Bank's monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

        Proposed Legislation and Regulatory Action.    New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations, and competitive relationships of the nation's financial institutions. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

MANAGEMENT

General

        The following table sets forth the number and percentage of outstanding shares of common stock we expect to be beneficially owned by the organizers and executive officers after the completion of this offering. All of our organizers will also serve as directors. The addresses of our organizers are the same as the address of the bank. Prior to the offering, Mr. Williams purchased 10 shares of common stock for $10 per share. We will redeem this stock after the offering. This table includes shares based on the "beneficial ownership" concepts as defined by the SEC. Beneficial ownership includes spouses, minor children, and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal.

Name of Beneficial Owner	Number of Shares Owned(1)	Right to Acquire(2)	Percent
Organizers and Executive Officers
Jeffrey L. Dezen	15,000	10,000	2.1%
Roger H. Gower	20,000	10,000	2.5%
Frank B. Halter, Jr.	10,000	7,500	1.5%
R. Bruce Harman	20,000	10,000	2.5%
Arthur L. Howson, Jr.	10,000	7,500	1.5%
Paula S. King	18,100	10,000	2.4%
Robert L. Kunz	13,500	10,000	2.0%
Jonathan T. McClure	13,400	10,000	2.0%
David A. Merline, Jr.	15,000	10,000	2.1%
William H. Pelham	20,000	10,000	2.5%
Russel T. Williams	25,000	10,000	2.9%
All organizers and executive officers as a group (11 persons)	180,000	105,000	22.2%

(1)
Includes shares for which the named person has sole voting and investment power, has shared voting and investment power with a spouse, or holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

(2)
Includes shares that may be acquired upon the exercise of warrants that are or become exercisable within 60 days of the date of this prospectus.

(3)
For each individual, this percentage is determined by assuming the named person exercises all warrants which he or she has the right to acquire within 60 days, but that no other persons exercise any warrants or options. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all warrants which he or she has the right to acquire within 60 days, but that no other persons exercise any options. The calculations are based on 1,180,000 shares of common stock outstanding at the close of the offering.

Executive Officers, Organizers, and Directors of the Company

        The following sets forth information regarding BankGreenville Financial Corporation's executive officers, organizers and directors as of the date of this prospectus. Our articles of incorporation provide for a classified board of directors, so that, as nearly as possible, one-third of the directors are elected each year to serve three-year terms. The terms of office of the classes of directors expire as follows: Class I at the 2006 annual meeting of shareholders, Class II at the 2007 annual meeting of shareholders, and Class III at the 2008 annual meeting of shareholders. Our executive officers serve at the discretion of our board of directors.

Name	Age	Position
Jeffrey L. Dezen	50	Director
Roger H. Gower	53	Director
Frank B. Halter, Jr.	49	Director
R. Bruce Harman	50	Director
Arthur L. Howson, Jr.	54	Chairman of the Board of Directors
Paula S. King	45	Director, Executive Vice President, and Chief Financial Officer
Robert L. Kunz	73	Director
Jonathan T. McClure	45	Director
David A. Merline, Jr.	46	Director
William H. Pelham	50	Director
Russel T. Williams	44	Director, President, and Chief Executive Officer

        Jeffrey L. Dezen, Class I director, has been president of Jeff Dezen Public Relations, a marketing and communications consulting firm in Greenville, South Carolina which provides public relations counsel to a diverse group of national and regional corporations, since 1991. Mr. Dezen's experience includes sports and manufacturing sectors, professional services, the health care, not-for-profit and hospitality markets, as well as retail and business-to-business channels. He earned a B.A. from Dickinson College and a Masters degree in English at Pennsylvania State University. In addition to having held faculty positions at several universities, including Clemson University and Frostburg State University, Mr. Dezen serves on the board of directors of The Alliance for Quality Education, the Greater Greenville YMCA board and serves as the marketing committee chairman of the Greenville Technical College Marketing Advisory board. He is past-president of Greenville High School's Parent-Teacher Association. Mr. Dezen has been a Greenville resident since 1985.

        Roger H. Gower, Class I director, is a fifth generation native Greenvillian who returned to Greenville to join Greenville Ob-Gyn Associates in 1982 after graduating from Emory University with a B.A. in chemistry in 1973 and a medical degree from the Medical University of South Carolina in 1977. Dr. Gower was certified by the American College of Ob-Gyn in 1982 and has been annually recertified since 1999. He has been active in medical staff services with the Greenville Hospital System as chairman of planning, medical staff president and chairman of credentialing, as well as serving on the boards of the Greenville Health Corporation and the Physician Hospital Organization. Professionally, he is a fellow of the American College of Ob-Gyn, a member of the American Medical Association, South Carolina and Greenville County medical societies and the Southeastern Society of Ob-Gyn. He serves as the physician manager of Greenville Ob-Gyn Associates, an eight-doctor group. In the community, he has been involved with the Rotary Club, Westminster Presbyterian Church, the United Way, the American Red Cross and the Greenville County Historical Society, serving on the latter two boards.

        Frank B. Halter, Jr., Class I director, a third-generation Greenvillian and realtor, has served as president of Coldwell Banker Caine Residential, a real estate brokerage company, since 1999. He manages that company's residential, relocation and property management groups. Mr. Halter received his B.S. in finance from the University of South Carolina and has earned the Graduate Realtors Institute and the Certified Real Estate Broker designations from the National Association of Realtors. Mr. Halter is a member of the South Carolina Association of Realtors board of directors, and is president of the Greenville Downtown Business Association. He also serves on the Greenville Hospital System Advisory Board. Mr. Halter is a past director of the Greater Greenville Association of Realtors, past president of the Association's Multiple Listing Service, and past chairman of the Association's Professional Standards Committee.

        R. Bruce Harman, Class II director, has been employed in various positions since 1986 with R. L. Kunz, Inc., a manufacturer's representative for industrial and commercial air handling equipment, and has served as president of the company since 2001. Mr. Harman is also a shareholder in the company and is corporate secretary. He attended Clemson University on a basketball scholarship and graduated in 1976 with a B.S. degree in administrative management. In 1979, Mr. Harman obtained an M.B.A. degree in management and marketing from Concordia University in Montreal, Quebec. Since 1986, Mr. Harman has been a licensed certified public accountant in the state of South Carolina and is a member of the American Institute of Certified Public Accountants and the South Carolina Association of Certified Public Accountants.

        Arthur L. Howson, Jr., Class II director and chairman of our board, is a shareholder of Gallivan, White & Boyd, P.A., where he has practiced since 1981, specializing in real estate, banking, and corporate law. He is a member of the South Carolina Bar, the Greenville County Bar, and the American Bar Association. Mr. Howson received an A.B. degree in History from the University of North Carolina at Chapel Hill in 1973 and a J.D. degree from the University of South Carolina School of Law in 1976. While in law school, Mr. Howson was a member of the Order of Wig and Robe. He was admitted to practice law in the State of South Carolina in 1976. Mr. Howson has been active in the community through business, civic, and church activities. He has served as president of Senior Action, Inc., the Greenville Chorale, and Greenville Friends of the Zoo and has served as a member of the board of directors of Gateway House, Inc. He is a member of Westminster Presbyterian Church, where he has served as an elder and has sung in the Sanctuary Choir since 1981. He is also a member of the Real Estate Economic Development Committee of the Greenville Chamber of Commerce.

        Paula S. King, CPA, Class II director, is our executive vice president and chief financial officer. Ms. King is a Greenville native with over 20 years in the banking and financial services industry. Ms. King began her career in the financial services industry as vice president of Shelter Mortgage and Investment Company, a commercial mortgage loan brokerage firm. She began her banking career in 1992 as senior vice president and controller of Greenville National Bank and served in that capacity until the bank's acquisition by Regions Bank in 1999. In 1999, Ms. King became the senior vice president and chief financial officer of New Commerce Bank, serving in this role from the bank's start-up until 2002. From 2002 until 2003, Ms. King was a consultant for de novo banks, providing board and senior management training. Most recently she was employed in the banking group of Elliott Davis, LLC from 2004 until she began organizing efforts for our bank in February 2005. Ms. King is a 1982 graduate of Furman University with a B.A. in accounting and business administration and is a member of the South Carolina Association of Certified Public Accountants and American Institute of CPAs and is licensed to practice in South Carolina and Georgia. She has attended the AICPA's National Banking School at the University of Virginia. Ms. King has served on the South Carolina Bankers Association's (SCBA) Asset-Liability committee and is a past chairman of the SCBA's Operations committee. She has served in leadership roles with Greenville United Way and is a past chairman of the board of Junior Achievement of Greenville.

        Robert L. Kunz, Class II director, is the founder of R.L Kunz, Inc., a manufacturer's representative for industrial and commercial air handling equipment since 1964. Mr. Kunz retired from the company in 2002. He remains active with the company as chairman of the board. Mr. Kunz graduated from the University of Michigan in 1955 with a B.S. degree in industrial engineering and came to Greenville in 1958. In 1969, Mr. Kunz co-founded American Fan Company in Cincinnati, Ohio, and was actively involved in sales and as a board member until 1986. Mr. Kunz was on the original advisory board of the HVAC department at Greenville Technical College and is a life member of the American Society of Heating, Refrigeration and Air Conditioning Association.

        Jonathan T. McClure, Class III director, is a Greenville native and founder and chief executive officer of ISO Poly Films, Inc., a plastic films provider founded in 1998 and located in Gray Court, South Carolina. Mr. McClure attended Liberty University from 1979 to 1981 and received his B.S. degree in business administration in 1983 from the University of South Carolina Upstate. In 2001 and 2002, Mr. McClure was named Ernst & Young's South Carolina Entrepreneur of the Year and in 2002 was elected to the E&Y Entrepreneur Hall of Fame. Mr. McClure's company was recognized by Entrepreneur Magazine and Dun & Bradstreet as one of the "Hot 100" Small Businesses in the United States from 1999 to 2001. In 2002, then-Governor Jim Hodges named Mr. McClure as an economic ambassador for South Carolina. Mr. McClure received the Silver Crescent Award for Manufacturing Excellence & Manufacturer of the Year in 2003 and his company was named one of the "Top 25 Fastest Growing Companies" in South Carolina in 2002. He has made numerous presentations to the Darla Moore School of Business of the University of South Carolina, the Clemson University School of Business, and the Kenan-Flagler Business School at the University of North Carolina. Mr. McClure is president of the board of directors of the Boys Home of the South and serves on the boards of the Laurens County Chamber of Commerce, Flexible Packaging Association, Society of Plastics Industry, and the Upstate Fellowship of Christian Athletes.

        David A. Merline, Jr., Class III director, is a shareholder and the president of Merline & Meacham, P.A. where he has practiced law since 1984. He is a certified specialist in the fields of both taxation law and estate planning/probate law by the Supreme Court of South Carolina. He is listed in the book The Best Lawyers in America in the following three fields: employee benefits law, taxation law, and trusts and estates law. Mr. Merline received his B.A. degree, magna cum laude, from Furman University, his J.D. degree from the University of South Carolina School of Law, and his Master of Laws In Taxation degree from the University of Miami School of Law. He is a Fellow of the American College of Trust and Estate Counsel. He is a past chairman of the South Carolina Estate Planning and Probate Law Specialization Advisory Board and a past member of the board of directors of the University of South Carolina Law School Association. He is a past president of the Greenville County Taxation, Estate Planning, Probate and Trust Law Section, and the Greenville Young Lawyers Association. Mr. Merline is the author of numerous articles and co-author of two books: South Carolina Limited Liability Companies & Limited Liability Partnerships, South Carolina Bar CLE Division (3d Ed. 2000), and South Carolina Corporate Practice Manual, South Carolina Bar CLE Division (2d Ed. 2005). He is a member of Buncombe Street United Methodist Church and the Rotary Club of Greenville and coaches and serves on the board of directors of Greenville Little League.

        William H. Pelham, Class III director, is a Greenville native who has been the owner and president of Pelham Architects, L.L.C. since its founding in 1983. The architectural firm specializes in residential projects, including new houses, renovations and additions, and historic preservation. Mr. Pelham, a registered architect, graduated from Clemson University in 1977 with a B.A. degree in pre-architecture and in 1981 with a masters degree in architecture. Mr. Pelham is a partner in RPM Partnership LLP, a downtown property owner, and other real estate interests. Mr. Pelham currently serves as vice chair of the Christ Church Episcopal School Annual Fund, on the board of directors of the Warehouse Theatre, on the City of Greenville's Art in Public Places Commission, on the Greenville Hospice House Division II fundraising committee, and on the board of governors of the Poinsett Club. He is a past member and chair of the City of Greenville's Zoning Adjustments and Appeals board, former chair and member of the Poinsett Club Building & Grounds committee, and former member of the Poinsett Club membership committee. His involvement with the Warehouse Theatre includes serving as president and as chair of the director search and building committees. Mr. Pelham is a member of AIA Greenville, SC/AIA, the American Institute of Architects, the National Trust for Historic Preservation, Upstate Forever, the Greater Greenville Chamber of Commerce, the Better Business Bureau, and Buncombe Street United Methodist Church.

        Russel T. Williams, Class III director, is our president and chief executive officer. From 2001 to 2005 Mr. Williams served as senior vice president, Commercial Lending with Palmetto Bank, a $900 million Upstate-based community bank. Mr. Williams began his career with The C&S National Bank of South Carolina in 1985 and has served in positions of increasing responsibility in the commercial lending and credit administration areas of several other South Carolina financial institutions. His background includes service as a commercial lender with Carolina First, Greenville Area Executive with NBSC, and chief credit officer with New Commerce Bank. Mr. Williams also has five years of experience as a senior lender and manager in the government guaranteed small business lending industry. Mr. Williams is a 1983 graduate of Davidson College, a 1985 graduate of the University of Tennessee M.B.A. program, and a 1992 graduate "with honors" from the American Banker's Association Stonier Graduate School of Banking. He is a graduate of Leadership Greenville Class XVIII. Mr. Williams serves on the Greenville United Way Impact Council for Strengthening Families and Neighborhoods as well as on the board of the Internal Medicine Associates patient care center. He has served as past board president of The Juvenile Diabetes Research Foundation-Upstate South Carolina Chapter and the Speech, Hearing and Learning Center. Mr. Williams has been active in the South Carolina Bankers Association, having served as a board member of the SCBA Young Bankers Division and a member of the SCBA Credit Committee. Mr. Williams has been a Greenville resident for 20 years.

Employment Agreements

        Russel T. Williams.    On July 1, 2005, we entered into an employment agreement with Mr. Williams, under which he agreed to serve as chief executive officer of BankGreenville Financial Corporation and BankGreenville for a term of three years. Mr. Williams' employment with the company will be automatically extended for additional terms of one year each unless the company delivers a notice of termination at least six months prior to the end of the term. During this term, Mr. Williams is entitled to:

  •
  Base salary of $95,000 per year, which will increase to $110,000 on the date we open our bank for business. Beginning January 1, 2007, the board (or an appropriate committee of the board) shall review the executive's performance and salary at least annually and may increase, but not decrease, his salary;

  •
  An annual cash bonus of up to 45% of his annual salary based on achievement of overall bank financial performance benchmarks, which will be established by the board of directors annually. The board will consider factors such as comparison to peer data, actual to projected performance, and other measurements as deemed appropriate from time to time;

  •
  Options to purchase a number of shares of common stock equal to 4% of the number of shares actually sold in the offering. The award agreement for the stock option shall provide that one-third of the shares subject to the option will vest on each of the first three anniversaries of the opening date of the bank, but only if the executive remains employed by the company or one of its subsidiaries on such date, and shall contain other customary terms and conditions. These options are a portion of the options available for issuance under the company's stock incentive plan.

  •
  Reasonable car allowance not to exceed $700 per month;

  •
  Participation in our retirement, welfare, and other benefit programs;

  •
  Payment of club dues and related assessments; and

  •
  Reimbursement for travel and business expenses.

        Pursuant to the terms of his employment agreement, Mr. Williams is prohibited from disclosing our trade secrets or confidential information. If we terminate Mr. Williams' employment without cause, he will be entitled to severance equal to 12 months of his then base salary. In addition, following a change in control, if Mr. Williams terminates his employment for a good reason within a 90-day period beginning on the 30th day following a change in control or within a 90-day period beginning on the one year anniversary of the change in control, he will be entitled to severance equal to 24 months of his then base salary. Finally, during his employment and for a period of 12 months thereafter, Mr. Williams may not, subject to limited exceptions, (a) compete with us by forming, serving as an organizer, director, or officer of, or acquiring or maintaining an ownership interest in, a depository financial institution or holding company of a depository financial institution, if the depository institution or holding company has one or more offices or branches within our territory, (b) solicit our clients for a competing business, or (c) solicit our employees for a competing business.

        Paula S. King.    On July 1, 2005, we also entered into an employment agreement with Ms. King to serve as the chief financial officer of BankGreenville Financial Corporation and BankGreenville for a term of three years. Ms. King's employment with the company will be automatically extended for additional terms of one year each unless the company delivers a notice of termination at least six months prior to the end of the term. During this term, Ms. King is entitled to:

  •
  Base salary of $93,000 per year, which will increase to $106,000 on the date we open our bank for business. Beginning January 1, 2007, the board (or an appropriate committee of the board) shall review the executive's performance and salary at least annually and may increase, but not decrease, her salary;

  •
  An annual cash bonus of up to 45% of her annual salary based on achievement of overall bank financial performance benchmarks, which will be established by the board of directors annually. The board will consider factors such as comparison to peer data, actual to projected performance, and other measurements as deemed appropriate from time to time;

  •
  Options to purchase a number of shares of common stock equal to 4% of the number of shares actually sold in the offering. The award agreement for the stock option shall provide that one-third of the shares subject to the option will vest on each of the first three anniversaries of the opening date of the bank, but only if the executive remains employed by the company or one of its subsidiaries on such date, and shall contain other customary terms and conditions. These options are a portion of the options available for issuance under the company's stock incentive plan.

  •
  Reasonable car allowance not to exceed $500 per month;

  •
  Participation in our retirement, welfare, and other benefit programs;

  •
  Payment of professional dues and continuing professional education costs associated with her CPA designation; and

  •
  Reimbursement for travel and business expenses.

        Pursuant to the terms of her employment agreement, Ms. King is prohibited from disclosing our trade secrets or confidential information. If we terminate Ms. King's employment without cause, she will be entitled to severance equal to 12 months of her then base salary. In addition, following a change in control, if Ms. King terminates her employment for a good reason within a 90-day period beginning on the 30th day following a change in control or within a 90-day period beginning on the one year anniversary of the change in control, she will be entitled to severance equal to 24 months of her then base salary. Finally, during her employment and for a period of 12 months thereafter, Ms. King may not, subject to limited exceptions, (a) compete with us by forming, serving as an organizer, director, or officer of, or acquiring or maintaining an ownership interest in, a depository financial institution or holding company of a depository financial institution, if the depository institution or holding company has one or more offices or branches within our territory, (b) solicit our clients for a competing business, or (c) solicit our employees for a competing business.

Director Compensation

        We do not intend to pay our directors fees until the bank is profitable. However, following completion of our initial public offering, we also reserve the right to pay our directors' fees or compensate them through other means such as stock options.

Stock Incentive Plan

        After the offering, we expect to adopt a stock incentive plan which will permit BankGreenville Financial Corporation to grant restricted stock or options to its officers, directors, and employees. We anticipate that we will initially authorize the issuance of a number of shares under the stock incentive plan not to exceed 18% of the shares outstanding after the offering, including options granted to Mr. Williams and Ms. King pursuant to our employment agreements with them. We do not intend to issue stock options at less than the fair market value of the common stock on the date of grant.

Stock Warrants

        The organizers have invested significant time and effort to form BankGreenville Financial Corporation and BankGreenville, and they have individually guaranteed our line of credit to the bank to cover organizational expenses. In recognition of the financial risk and efforts they have undertaken in organizing the bank, each organizer will also receive, for no additional consideration, warrants to purchase three shares of common stock at a purchase price of $10 per share for every four shares the organizer purchases in the offering, up to a maximum of 10,000 shares per organizer. The warrants, which will be represented by separate warrant agreements, will fully vest upon completion of the stock offering and will be exercisable in whole or in part during the 10 year period following that date. The warrants will not be transferable and the warrants and the shares issued pursuant to the exercise of such warrants will be subject to transferability restrictions applicable to affiliates of BankGreenville Financial Corporation. For more information on these restrictions see "Shares Eligible for Future Sale" on page 49. If the FDIC issues a capital directive or other order requiring the bank to obtain additional capital, the warrants will be forfeited if not immediately exercised.

        The organizers plan to purchase approximately 180,000 shares of common stock for a total investment of $1,800,000. As a result, the organizers will own approximately 15% of the outstanding common stock after the offering. If each organizer exercises his or her warrants in full and we do not issue any other shares, our organizers' ownership will increase to 22% of the outstanding common stock. Although they have not promised to do so, the organizers may purchase additional shares in the offering, including up to 100% of the offering. All shares purchased by the organizers will be for investment and not intended for resale. Because purchases by the organizers may be substantial, you should not assume that the sale of a specified offering amount indicates the merits of this offering.

        The company is currently considering adopting a code of ethics as well as other corporation governance provisions. The company intends to adopt these provisions and include them in its 2006 proxy statement.

Exculpation and Indemnification

        BankGreenville Financial Corporation's articles of incorporation contain a provision which, subject to limited exceptions, limits the liability of a director for any breach of duty as a director. There is no limitation of liability for:

  •
  a breach of duty involving appropriation of a business opportunity;

  •
  an act or omission which involves intentional misconduct or a knowing violation of law;

  •
  any transaction from which the director derives an improper personal benefit; or

  •
  any payments of a dividend or any other type of distribution that is illegal under Section 33-8-330 of the South Carolina Business Corporation Act of 1988.

        In addition, if this statute is amended to authorize further elimination or limitation of the liability of director, then the liability of each director shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the law requires such action. The provision does not limit the right of the company or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

        BankGreenville Financial Corporation's bylaws contain provisions which provide indemnification to directors that are broader than the protection expressly mandated in Sections 33-8-510 and 33-8-520 of the South Carolina Business Corporation Act. To the extent that a director or officer has been successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that such person was a director or officer, Sections 33-8-510 and 33-8-520 would require BankGreenville Financial Corporation to indemnify these persons against expenses, including attorney's fees, actually and reasonably incurred in connection with the matter. The South Carolina Business Corporation Act expressly allows BankGreenville Financial Corporation to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

        Our board of directors also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The board of directors intends to extend indemnification rights to all of its executive officers.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of BankGreenville Financial Corporation pursuant to the foregoing provisions, or otherwise, BankGreenville Financial Corporation has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Interests of Management and Others in Certain Transactions

        We expect to have banking and other transactions in the ordinary course of business with the organizers, directors, and officers and their affiliates, including members of their families or corporations, partnerships, or other organizations in which such organizers, officers, or directors have a controlling interest, on substantially the same terms, including price, or interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. These transactions are also restricted by our regulatory agencies, including the Federal Reserve Board. For a discussion of the Federal Reserve Board regulations, please see "Transactions with Affiliates and Insiders" on page 33. These transactions are not expected to involve more than the normal risk of collectibility or present other unfavorable features. Loans to individual directors and officers must also comply with the bank's lending policies, regulatory restrictions, and statutory lending limits, and directors with a personal interest in any loan application will be excluded from the consideration of such loan application. We intend for all of our transactions with organizers or other affiliates to be on terms no less favorable than could be obtained from an unaffiliated third party and to be approved by a majority of our disinterested directors.

        On June 3, 2005, we entered into a purchase/ground lease option agreement for up to 1.5 acres at the corner of Woodruff Road and Rocky Slope Drive, on which to build our permanent bank headquarters. We anticipate that completion of our permanent headquarters will occur in 2006. Woodvan, LLC owns 50% of the subject site. A family partnership of one of our organizers, Frank B. Halter, Jr., is a one-third partner in Woodvan, LLC.

        In consideration of a $10,000 refundable earnest money deposit, we had an initial 120-day inspection period in which to perform due diligence on the site. For an additional $10,000, this inspection period could be extended 90 days. We exercised our extension option in September 2005 and remitted an additional $10,000 deposit. However, if we do not close on the property at the end of this extended inspection period, $10,000 is non-refundable. It is our intention to purchase this site with proceeds from our stock offering or lease this site pursuant to a ground lease clause. If we purchase a maximum 1.5 acres, our total cost will be approximately $752,000. Additionally, at closing, we will pay the sellers a maximum of $26,000 per acre purchased for our share of the maintenance costs of the storm water retention system. Alternatively, ground lease terms include an annual rent of 9% of the purchase price, representing approximately $68,000 annually for 1.5 acres.

        The law firm of Gallivan White & Boyd PA, in which one of our organizers, and chairman of our board, Arthur L. Howson, Jr., is a shareholder, assisted in the negotiation and preparation of the land purchase/ground lease option agreement for our permanent bank headquarters site.

        We believe that all aspects of this transaction have been conducted on terms comparable to those which would have been reached with an unaffiliated third party and have been approved by a majority of our disinterested directors.

        One of our organizers, Jeffrey L. Dezen, is the owner and president of Jeff Dezen Public Relations, a marketing and public relations firm, and has assisted us with our press releases and media relations to date. We believe that all services provided by Jeff Dezen Public Relations have been conducted on terms comparable to those which would have been reached with an unaffiliated third party and have been approved by a majority of our disinterested directors.

DESCRIPTION OF CAPITAL STOCK

General

        The authorized capital stock of BankGreenville Financial Corporation consists of 10,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share. The following summary describes the material terms of BankGreenville Financial Corporation's capital stock. Reference is made to the articles of incorporation of BankGreenville Financial Corporation which is filed as an exhibit to the registration statement of which this prospectus forms a part, for a detailed description of the provisions summarized below.

Common Stock

        Holders of shares of the common stock are entitled to receive such dividends as may from time to time be declared by the board of directors out of funds legally available for distribution. We do not plan to declare any dividends in the immediate future. See "Dividend Policy" on page 17. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Shareholders have no preemptive, conversion, redemption, or sinking fund rights. In the event of a liquidation, dissolution, or winding-up of the company, holders of common stock are entitled to share equally and ratably in the assets of the company, if any, remaining after the payment of all debts and liabilities of the company and the liquidation preference of any outstanding preferred stock. The outstanding shares of common stock are, and the shares of common stock offered by the company when issued will be, fully paid and nonassessable. The rights, preferences, and privileges of holders of common stock are subject to any classes or series of preferred stock that the company may issue in the future.

Preferred Stock

        BankGreenville Financial Corporation's articles of incorporation provide that the board of directors is authorized, without further action by the holders of the common stock, to provide for the issuance of shares of preferred stock in one or more classes or series and to fix the designations, powers, preferences, and relative, participating, optional and other rights, qualifications, limitations, and restrictions, including the dividend rate, conversion rights, voting rights, redemption price, and liquidation preference, and to fix the number of shares to be included in any such classes or series. Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any such shares of preferred stock may have class or series voting rights. Upon completion of this offering, we will not have any shares of preferred stock outstanding. Issuances of preferred stock, while providing the company with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of common stock. For example, the issuance of any preferred stock with voting or conversion rights may adversely affect the voting power of the holders of common stock, and such issuances could have the effect of decreasing the market price of the common stock. We do not have any current plans to issue any preferred stock, and we will not issue preferred stock to organizers on terms more favorable than those on which we offer preferred stock to third parties.

Anti-takeover Effects

        The provisions of the articles, the bylaws, and South Carolina law summarized in the following paragraphs may have anti-takeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

        Restriction on Acquisition.    Sections 34-25-50 and 34-25-240 of the Code of Laws of South Carolina prohibit a company from acquiring BankGreenville Financial Corporation or BankGreenville until the bank has been in existence and continuous operation for five years.

        Control Share Act.    BankGreenville Financial Corporation has specifically elected to opt out of a provision of South Carolina law which may deter or frustrate unsolicited attempts to acquire South Carolina corporations. This statute, commonly referred to as the "Control Share Act," applies to public corporations organized in South Carolina, unless the corporation specifically elects to opt out. The Control Share Act generally provides that shares of a public corporation acquired in excess of specific thresholds will not possess any voting rights unless the voting rights are approved by a majority vote of the corporation's disinterested shareholders.

        Authorized but Unissued Stock.    The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of BankGreenville Financial Corporation by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the company's management.

        Number of Directors.    The bylaws provide that the number of directors shall be fixed from time to time by resolution by at least a majority of the directors then in office, but may not consist of fewer than five nor more than 25 members. Initially we will have 11 directors.

        Classified Board of Directors.    Our articles and bylaws divide the board of directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected at each annual meeting of shareholders. The classification of directors, together with the provisions in the articles and bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the board of directors, will have the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable.

        Number, Term, and Removal of Directors.    We currently have 11 directors, but our bylaws authorize this number to be increased or decreased by our board of directors. Our directors are elected to three year terms by a plurality vote of our shareholders. Our bylaws provide that our shareholders may remove a director with or without cause by a majority vote of those entitled to vote in an election of directors. Our bylaws provide that all vacancies on our board may be filled by a majority of the remaining directors for the unexpired term.

        Advance Notice Requirements for Shareholder Proposals and Director Nominations.    The bylaws establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the board of directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of shareholder proposals must be in writing and delivered to the secretary of the company no less than 30 days and no more than 60 days in advance of the annual meeting. Shareholder nominations for the election of directors must be made in writing and delivered to the secretary of the company no later than 90 days prior to the annual meeting, and in the case of election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of the meeting is first given to shareholders. We may reject a shareholder proposal or nomination that is not made in accordance with such procedures.

        Nomination Requirements.    Pursuant to the bylaws, we have established nomination requirements for an individual to be elected as a director, including that the nominating party provide (i) notice that such party intends to nominate the proposed director; (ii) the name of and biographical information on the nominee; and (iii) a statement that the nominee has consented to the nomination. The chairman of any shareholders' meeting may, for good cause shown, waive the operation of these provisions. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on the board of directors.

Transfer Agent

        We anticipate that the transfer agent and registrar for the common stock will be Registrar and Transfer Company.

Shares Eligible for Future Sale

        Upon completion of this offering, we will have 1,180,000 shares of common stock outstanding, or 1,357,000 shares if the underwriter exercises its over-allotment option in full. The shares sold in this offering will be freely tradable, without restriction or registration under the Securities Act of 1933, except for shares purchased by "affiliates" of BankGreenville Financial Corporation, which will be subject to resale restrictions under the Securities Act of 1933. An affiliate of the issuer is defined in Rule 144 under the Securities Act of 1933 as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the issuer. Rule 405 under the Securities Act of 1933 defines the term "control" to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract or otherwise. Directors will likely be deemed to be affiliates. These securities held by affiliates may be sold without registration in accordance with the provisions of Rule 144 or another exemption from registration.

        In general, under Rule 144, an affiliate of the company or a person holding restricted shares may sell, within any three-month period, a number of shares no greater than 1% of the then outstanding shares of the common stock or the average weekly trading volume of the common stock during the four calendar weeks preceding the sale, whichever is greater. Rule 144 also requires that the securities must be sold in "brokers' transactions," as defined in the Securities Act of 1933, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. This requirement may make the sale of the common stock by affiliates of BankGreenville Financial Corporation pursuant to Rule 144 difficult if no trading market develops in the common stock. Rule 144 also requires persons holding restricted securities to hold the shares for at least one year prior to sale.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement between us and the underwriter named below, the underwriter has agreed to purchase from us, and we have agreed to sell to the underwriter, the number of shares of common stock set forth below.

Underwriter	Number of Firm Shares	Number of Over-Allotment Shares
Scott & Stringfellow, Inc.	1,180,000	177,000

        The underwriting agreement provides that the obligations of the underwriter are conditional and may be terminated at its discretion based on its assessment of the state of the financial markets. The obligations of the underwriter may also be terminated upon the occurrence of the events specified in the underwriting agreement. The underwriting agreement provides that the underwriter is obligated to purchase all of the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below.

        The following table shows the per share and total underwriting discount we will pay to the underwriter. These amounts are shown assuming both no exercise and full exercise of the over-allotment option to purchase additional shares.

	Without Over-Allotment	With Over-Allotment
Discounts per share	$0.53	$0.53
Discounts, total	$628,940	$723,281
Total offering proceeds to us	$11,171,060	$12,846,719

        We estimate that the total expenses of the offering, excluding the underwriting discount, will be approximately $100,000 and are payable by us.

        The underwriter's discount is equal to 5 1/3% of the public offering price. The underwriter proposes to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain securities dealers at the price less a concession not in excess of $        per share. The underwriter may allow, and the selected dealers may reallow, a concession not in excess of $        per share to certain other broker and dealers. We expect that the shares of common stock will be ready for delivery on or about                        , 2005. After the offering, the offering price and other selling terms may change.

        We have granted the underwriter an option, exercisable within 30 days after the date of this prospectus, to purchase up to 177,000 additional shares of common stock to cover over-allotments, if any, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus. The underwriter may purchase these shares only to cover over-allotments made in connection with this offering.

        The shares of common stock are being offered by the underwriter, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of certain legal matters by its counsel and other conditions specified in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

        We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as currently in effect, or to contribute to payments that the underwriter may be required to make in connection with these liabilities.

        We, and each of our directors, executive officers, and organizers have agreed with the underwriter not to offer, sell, contract to sell, or otherwise dispose of any shares of common stock or any securities that can be converted into or exchanged for shares of common stock for a period of 180 days from the date of this prospectus without the underwriter's prior written consent, except in limited circumstances.

        In addition, we have granted to the underwriter a right of first refusal to serve as lead manager on any corporate financing transaction that we undertake for a period of two years after this offering. The underwriter may also, from time to time after we open for business, perform other investment banking and other services for us in the ordinary course of business and may receive fees from us for its services.

        The underwriter may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the common stock at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions, or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the common stock. A syndicate covering transaction means the placing of any bid by the underwriter or the effecting of any purchase by the underwriter to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the underwriter to reclaim a selling concession allowed to a dealer in connection with the offering when shares of common stock sold by the dealer are purchased in syndicate covering transactions. These transactions may be effected on the OTC Bulletin Board or otherwise. Stabilizing, if commenced, may be discontinued at any time.

        The foregoing is a summary of the principal terms of the underwriting agreement and does not purport to be complete. Reference is made to a copy of the underwriting agreement which is on file as an exhibit to the Registration Statement.

LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon for BankGreenville Financial Corporation by Nelson Mullins Riley & Scarborough LLP, Greenville, South Carolina. Certain matters in this offering will be passed upon for the underwriter by LeClair Ryan, A Professional Corporation, Richmond, Virginia.

EXPERTS

        BankGreenville Financial Corporation's financial statements as of September 30, 2005 and for the period from March 18, 2005 (inception) through September 30, 2005 have been audited by Elliott Davis, LLC as stated in their report appearing elsewhere herein, and have been so included in reliance on the report of this firm given upon their authority as an expert in accounting and auditing.

ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form SB-2 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement"), under the Securities Act of 1933 and the rules and regulations thereunder, for the registration of the common stock offered by this prospectus. This prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to BankGreenville Financial Corporation, BankGreenville, and the common stock, you should refer to the Registration Statement and the exhibits thereto.

        You may inspect or copy these materials at the Public Reference Room at the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. For a fee, you may also obtain copies of these materials by writing to the Public Reference Section of the Commission at 100 F. Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC public reference room. Our filings are also available to the public on the SEC's website on the Internet at http://www.sec.gov.

        We have filed applications with the South Carolina Board of Financial Institutions, the Federal Reserve Board, and the FDIC. You should only rely on information in this prospectus and in our related Registration Statement in making an investment decision. If other available information is inconsistent with information in this prospectus, including information in public files or provided by the South Carolina Board of Financial Institutions, then this other information is superseded by the information in this prospectus. Projections appearing in the applications to our regulatory agencies were based on assumptions that the organizers believed were reasonable at the time, but which may have changed or otherwise be wrong. BankGreenville Financial Corporation and BankGreenville specifically disclaim all projections for purposes of this prospectus and caution prospective investors against placing reliance on them for purposes of making an investment decision. Statements contained in this prospectus regarding the contents of any contract or other document referred to are not necessarily complete. If one of these contracts or documents is an exhibit to the Registration Statement, you may obtain and read the document or contract for more information.

        As a result of this offering, we will be subject to the disclosure obligations under Section 15(d) of the Securities Exchange Act of 1934. We will file periodic reports with the SEC but not be subject to compliance with the federal proxy rules.

        If we have more than 500 shareholders on December 31, 2005 or at the end of any fiscal year thereafter, we will be required to register our securities under Section 12(g) of the Securities Exchange Act. In addition to the obligation to file periodic reports with the SEC, we would also be subject to the federal proxy rules.

        If we have less than 300 shareholders on December 31, 2005 or at the end of any fiscal year thereafter, we anticipate that we would deregister as a reporting company with the SEC. As a result, we would no longer be obligated to file periodic reports with the SEC or comply with the federal proxy rules. We would continue to comply with regulatory and state law requirements and furnish our shareholders with annual reports containing audited financial information. We anticipate that we will have more than 300 and may have more than 500 shareholders.

BANKGREENVILLE FINANCIAL CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)

GREENVILLE, SOUTH CAROLINA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
 BankGreenville Financial Corporation
Greenville, South Carolina

        We have audited the balance sheet of BankGreenville Financial Corporation (a development stage enterprise) (the "Company") as of September 30, 2005, and the related statements of operations, changes in organizers' deficit, and cash flows for the period from March 18, 2005 (inception) through September 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BankGreenville Financial Corporation (a development stage enterprise) as of September 30, 2005 and the results of its operations and its cash flows for the period from March 18, 2005 (inception) through September 30, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ ELLIOTT DAVIS, LLC

Greenville, South Carolina
December 9, 2005

BANKGREENVILLE FINANCIAL CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)

BALANCE SHEET

September 30, 2005

ASSETS
Cash and cash equivalents	$25,768
Equipment, net	2,579
Deferred stock offering costs	33,187
Earnest money deposit on land	20,000
Legal retainer	5,000
Prepaid expenses	9,218
Prepaid insurance	1,104

Total assets	$96,856

LIABILITIES AND ORGANIZERS' DEFICIT
LIABILITIES
Organizational line of credit	$100,000
Organizers' contribution deposits	90,000
Accrued compensation payable	15,014
Accounts payable and accrued liabilities	17,368

Total liabilities	222,382
COMMITMENTS AND CONTINGENCIES—Notes 2, 3, & 4
ORGANIZERS' DEFICIT
Preferred stock, no par value, 10,000,000 shares authorized, no shares issued	—
Common stock, no par value, 10,000,000 shares authorized, 10 shares issued	100
Deficit accumulated during the development stage	(125,626)

Total organizers' deficit	(125,526)

Total liabilities and organizers' deficit	$96,856

The accompanying notes are an integral part of this financial statement.

BANKGREENVILLE FINANCIAL CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENT OF OPERATIONS

For the period from March 18, 2005 (inception)
through September 30, 2005

EXPENSES
Salaries, payroll taxes and benefits	$83,423
Legal fees	13,801
Charter application and filing fees	10,645
Rent and occupancy	6,762
Marketing, dues and subscriptions	8,394
Office supplies and postage	1,471
Interest	677
Other	453

Total expenses	125,626

Loss before provision for income taxes	$(125,626)
PROVISION FOR INCOME TAXES	—

Net loss	$(125,626)

The accompanying notes are an integral part of this financial statement.

BANKGREENVILLE FINANCIAL CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENT OF CHANGES IN ORGANIZERS' DEFICIT

For the period from March 18, 2005 (inception)
through September 30, 2005

	Common Stock
			Deficit Accumulated During The Development Stage
	Shares	Amount		Total
Proceeds from the sale of stock	10	$100	$—	$100
Net loss	—	—	(125,626)	(125,626)

Balance, September 30, 2005	10	$100	$(125,626)	$(125,526)

The accompanying notes are an integral part of this financial statement.

BANKGREENVILLE FINANCIAL CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENT OF CASH FLOWS

For the period from March 18, 2005 (inception)
through September 30, 2005

NET CASH USED FOR ORGANIZATIONAL AND PRE-OPENING ACTIVITIES
Net loss	$(125,626)
Depreciation	415
Earnest money deposit on land	(20,000)
Legal retainer	(5,000)
Prepaid insurance	(1,104)
Deferred stock offering costs	(33,187)
Prepaid expenses	(9,218)
Accounts payable and accrued liabilities	32,382

Net cash used for organizational and pre-opening activities	(161,338)
INVESTING ACTIVITIES
Purchase of equipment	(2,994)
FINANCING ACTIVITIES
Proceeds from organizational line of credit	100,000
Proceeds from organizers' contribution deposits	90,000
Proceeds from issuance of stock to organizer	100

Net cash provided by financing activities	190,100

Net increase in cash	25,768
CASH AND CASH EQUIVALENTS, MARCH 18, 2005 (inception)	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$25,768

The accompanying notes are an integral part of this financial statement.

BANKGREENVILLE FINANCIAL CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

        BankGreenville Financial Corporation (the "Company") was formed to organize and own all of the capital stock of BankGreenville proposed (the "Bank"). On June 7, 2005, our organizers filed applications with the South Carolina Board of Financial Institutions to charter the Bank as a state bank and with the FDIC to receive federal deposit insurance. We have received preliminary approval from the South Carolina Board of Financial Institutions and from the FDIC. We have received preliminary approval from the Federal Reserve Bank to become a bank holding company. Whether the charter is issued and deposit insurance is granted will depend upon, among other things, compliance with legal requirements imposed by the State of South Carolina Board of Financial Institutions and the FDIC, including capitalization of the Bank with at least a specified minimum amount of capital, which is estimated to be $11.0 million. The Company expects to receive all final regulatory approvals by the end of the fourth quarter of 2005.

        The Company is a development stage enterprise as defined by Statement of Financial Accounting Standard (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises", as it devotes substantially all its efforts to establishing a new business. The Company's planned principal operations have not commenced and revenue has not been recognized from the planned principal operations.

        The Company has filed a Registration Statement with the Securities and Exchange Commission on Form SB-2, as amended, to sell 1,180,000 shares of its common stock at $10 per share. If the underwriter exercises its over-allotment option in full, we will sell an additional 177,000 shares at $10 per share. The offering is estimated to raise approximately $11.1 million, net of underwriting discounts and estimated offering expenses. If the underwriter exercises its over-allotment option in full, we will raise approximately $12.7 million, net of underwriting discounts and estimated offering expenses. The directors and executive officers of the Company plan to purchase 180,000 shares of common stock at $10 per share, for a total of $1,800,000. Upon purchase of these shares, the Company will issue stock warrants to the organizers to purchase three shares of common stock for $10 per share for every four shares they purchase in the offering, up to a maximum of 10,000 shares per organizer. The remaining shares will be sold through a public offering. The Company will use a minimum of $11 million of the net proceeds to capitalize the Bank. If the underwriter exercises its over-allotment option, in full, we will use a minimum of $12 million of the net proceeds to capitalize the Bank. Our capitalization as of July 22, 2005 reflects the purchase of 10 shares by our chief executive officer for $10 per share. We will redeem these shares after the offering.

Basis of presentation

        The accounting and reporting policies conform to accounting principles generally accepted in the United States of America and to general practices in the banking industry. The Company uses the accrual basis of accounting. During the period of organization from March 18, 2005 (inception) until May 19, 2005, the Company operated as NGCB, Inc. All activity and agreements of NGCB, Inc. were assigned to BankGreenville Financial Corporation at the time of the filing of an amendment to change the name of the entity.

Year-end

        The Company has adopted a fiscal year ending on December 31, effective for the period ending December 31, 2005.

Estimates

        The financial statements include estimates and assumptions that affect the Company's financial position and results of operations and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

Cash equivalents

        The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company places its temporary cash investments with high quality financial institutions. At times, such investments may be in excess of the FDIC insurance limits.

Equipment

        Equipment is stated at cost less accumulated depreciation, computed by the straight line method over the estimated useful lives of the assets. Maintenance and repairs are included in operating expense, while the cost of improvements is capitalized.

Deferred stock offering costs

        Deferred stock offering costs have been incurred by the Company in connection with the offering and issuance of its stock. The deferred stock offering costs will be deducted from the Company's common stock after the stock offering. If the stock offering is deemed unsuccessful, all deferred stock offering costs will be charged to operations during the period in which the offering is deemed unsuccessful.

Prepaid expenses

        Prepaid expenses include deposits made to our bank equipment and modular facility providers. The bank equipment deposit of $5,618 will be applied to the cost of the equipment, upon receipt, and the modular rental deposit of $3,600 will be refunded upon the return of the modular facility.

Stock-based compensation

        The Company plans to issue stock warrants to the organizing directors for the purchase of three shares of common stock at $10 per share for every four shares purchased in the stock offering, up to a maximum of 10,000 shares per director. In addition, the Company plans to adopt a stock option plan after the offering of the common stock is complete. The Company will account for the warrants and stock options under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. All warrants and stock options granted under these plans will have an exercise price equal to the market value of the underlying common stock on the date of grant; therefore, no stock-based compensation cost will be reflected in the results of operations. On January 1, 2006, the Company will be required to adopt SFAS No. 123(R), "Share-Based Payment." The Company is currently evaluating the impact that the adoption of SFAS No. 123(R) will have on the Company's financial position, results of operations and cash flows.

Organization costs

        The Company has incurred organization costs, which include incorporation, registration and legal fees incurred in connection with establishing the Company. In accordance with Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities," organization costs are expensed when incurred.

Income taxes

        Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the financial reporting and income tax bases of assets and liabilities. At September 30, 2005, no taxable income has been generated and therefore, no tax provision has been included in these financial statements. The deferred tax asset related to the future benefit from operating loss carry-forwards for income tax purposes has been offset by a valuation allowance as it is not more than likely that such losses will be used.

NOTE 2—ORGANIZERS' CONTRIBUTION DEPOSITS

        Under the Organizer Contribution and Joint Venture Agreement, all organizers, except Mr. Williams and Ms. King, contributed $10,000 each to the Venture. These funds are being used to pay organizational expenses. Upon approval by regulating authorities of the application to organize the Bank and completion of the stock offering, the Company will reimburse the organizers. In lieu of $10,000 contributions, Mr. Williams and Ms. King have foregone payment of compensation until July 1, 2005, while contributing their full-time efforts to the organizing activities. If the organizing activities are abandoned, all organizers will bear their pro rata share of the organizing expenses. At September 30, 2005, $90,000 was deposited under the agreement.

NOTE 3—ORGANIZATIONAL LINE OF CREDIT

        On July 18, 2005, the Company entered into a line of credit agreement with a financial institution for up to $500,000 at a rate of prime minus 0.25%, (6.50% at September 30, 2005) to pay organizational and pre-opening expenses and purchase equipment for the Company and the Bank prior to the completion of the offering. At September 30, 2005, $100,000 was outstanding on this line of credit. The organizational line of credit is guaranteed by our organizers, with individual guarantees limited to 125% of the organizer's pro rata share. The line of credit matures 12 months from the closing date. The facility requires interest-only payments for eleven months with a balloon payment of the remaining principal and accrued interest at maturity. The Company will repay the line of credit with the proceeds from the stock offering. There are no commitment fee requirements on the unused portion of this organizational line of credit.

NOTE 4—COMMITMENTS AND CONTINGENCIES

        The Company has engaged a law firm to assist in preparing and filing all organizational, incorporation and bank applications and to assist in preparing stock offering documents and consummating the Company's initial offering. The aggregate cost of these services is expected to approximate $55,000 to $60,000. Through September 30, 2005, $10,224 has been expensed, and $25,431 relates to the stock offering and is included in deferred stock offering costs.

        Effective July 1, 2005, the board of directors approved employment agreements with the president and chief executive officer and the executive vice president and chief financial officer. These agreements include provisions regarding term, compensation, benefits, incentive bonus program, stock option plan and non-compete clauses in the event of termination.

        On June 3, 2005, the Company entered into a purchase/ground lease option agreement for up to 1.5 acres on which to build our permanent Bank headquarters. Under the terms of the agreement and in consideration of a $10,000 refundable earnest money deposit, we had an initial 120-day inspection period in which to perform due diligence on the site. For an additional $10,000, this inspection period could be extended 90 days. We exercised this extension option in September 2005 and remitted an additional $10,000 deposit. However, if we do not close on the property at the end of this extended inspection period, $10,000 is non-refundable. It is our intention to purchase this site with proceeds from our stock offering. If we purchase a maximum 1.5 acres, our total cost will be approximately $752,000.

        Additionally, at closing, we will pay the sellers a maximum of $26,000 per acre purchased for our share of the maintenance costs of the storm water retention system. Alternatively, ground lease terms include an annual rent based on 9% of the purchase price, representing approximately $68,000 annually, on 1.5 acres.

        We intend to enter into an underwriting agreement with Scott & Stringfellow, Inc. Pursuant to the expected terms of the underwriting agreement, we will incur an underwriter's discount equal to 5 1/3% of the public offering price, or $628,940, which will be paid from the offering proceeds. If the underwriter exercises its over-allotment option, in full, the underwriter's discount will be $723,281.

        The Company entered into a sixty-six month agreement with FiServ, Inc. to provide core bank systems and item processing software and services. The initial software investment is expected to approximate $41,000. Monthly fees will be based on account and activity volumes and are expected to average no less than $6,000 per month over the term of the agreement.

        The Company entered into an agreement with Diebold, Inc. to provide bank equipment. The total investment is expected to approximate $128,000. At September 30, 2005, we had incurred a deposit of $5,618 for this equipment.

        The Company entered into an agreement with a modular facility provider for our temporary banking facility. At September 30, 2005 we had incurred a $3,600 rental deposit on this facility.

        The Company rents temporary office space on a month-to-month basis for $750 per month. The Company intends to occupy the temporary office space until approximately one month prior to opening in a temporary modular unit on, or adjacent to, the site of the future permanent Bank headquarters building.

        Refer to Note 3 above, which describes the organizational line of credit.

        In October 2005, the Company entered into an agreement with a technology firm to provide the bank's network system. Equipment and installation costs of the system are expected to approximate $93,000.

        In October 2005, the Company entered into agreements with technology firms to provide computer system security monitoring services, technology support and other information technology services. Initial costs are expected to approximate $18,000 and annual charges are expected to approximate $24,000.

        In November 2005, the Company entered into an agreement with a telephone communications firm to provide the telephone system for the bank. Costs associated with this system are expected to approximate $9,200.

        In November 2005, the Company entered into an agreement with a communications firm for internet and telephone communications hardware. Equipment costs are expected to approximate $13,000 and annual maintenance charges are expected to be at least $5,000.

        In December 2005, the Company entered into an agreement with an architectural firm to design the bank's permanent headquarters facility. Architectural fees are expected to approximate $123,000.

        In October 2005, the Company obtained a directors and officers insurance policy. Premiums are expected to approximate $21,000 over a three-year policy term.

NOTE 5—RELATED PARTY TRANSACTIONS

        On June 3, 2005, we entered into a purchase/ground lease option agreement for up to 1.5 acres at the corner of Woodruff Road and Rocky Slope Drive, on which to build our permanent bank headquarters. We anticipate that completion of our permanent headquarters will occur in 2006. An entity known as Woodvan, LLC owns 50% of the subject site and a family partnership of one of our organizers is a one-third partner in Woodvan, LLC.

        In consideration of a $10,000 refundable earnest money deposit, we had an initial 120-day inspection period in which to perform due diligence on the site. For an additional $10,000, this inspection period could be extended 90 days. We exercised our extension option in September 2005 and remitted an additional $10,000 deposit. However, if we do not close on the property at the end of this extended inspection period, $10,000 is non-refundable. It is our intention to purchase this site with proceeds from our stock offering or lease this site pursuant to a ground lease clause. If we purchase a maximum 1.5 acres, our total cost will be approximately $752,000. Additionally, at closing, we will pay the sellers a maximum of $26,000 per acre purchased for our share of the maintenance costs of the storm water retention system. Alternatively, ground lease terms include an annual rent based on 9% of the purchase price, representing approximately $68,000 annually, on 1.5 acres.

        The law firm of Gallivan White & Boyd PA, in which one of our organizers and chairman of our board is a shareholder, assisted in the negotiation and preparation of the land purchase/ground lease option agreement for our permanent bank headquarters site. The fee for this service totaled $3,576.

        One of our organizers is the owner and president of Jeff Dezen Public Relations, a marketing and public relations firm, and has assisted us with our press releases and media relations to date. Expenses incurred through September 30, 2005 totaled $2,000.

        You should rely only on the information contained in this document. We have not authorized anyone to give any information that is different. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the cover, but the information may change in the future.

        Until                        , 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriter, and with respect to their unsold allotments or subscriptions.

1,180,000 Shares

BANKGREENVILLE FINANCIAL CORPORATION

A Proposed Bank Holding Company for

Common Stock

PROSPECTUS

Scott & Stringfellow, Inc.

                        , 2005

PART II

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Item 24.    Indemnification of Directors and Officers

        BankGreenville Financial Corporation's articles of incorporation contain a provision which, subject to certain limited exceptions, limits the liability of a director to BankGreenville Financial Corporation or its shareholders for any breach of duty as a director. There is no limitation of liability for: a breach of duty involving appropriation of a business opportunity of BankGreenville Financial Corporation; an act or omission which involves intentional misconduct or a knowing violation of law; any transaction from which the director derives an improper personal benefit; or as to any payments of a dividend or any other type of distribution that is illegal under Section 33-8-330 of the South Carolina Business Corporation Act of 1988 (the "Corporation Act"). In addition, if at any time the Corporation Act shall have been amended to authorize further elimination or limitation of the liability of director, then the liability of each director of BankGreenville Financial Corporation shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the Corporation Act require such action. The provision does not limit the right of BankGreenville Financial Corporation or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

        BankGreenville Financial Corporation's bylaws contain provisions which provide indemnification to directors that is broader than the protection expressly mandated in Sections 33-8-510 and 33-8-520 of the Corporation Act. To the extent that a director or officer has been successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that such person was a director or officer, Sections 33-8-510 and 33-8-520 of the Corporation Act would require BankGreenville Financial Corporation to indemnify those persons against expenses (including attorney's fees) actually and reasonably incurred in connection with that action or proceeding. The Corporation Act expressly allows BankGreenville Financial Corporation to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

        Insofar as indemnification for liabilities arising under the Corporation Act may be permitted to directors, officers, and controlling persons in the articles of incorporation or bylaws, or otherwise, we have been advised that in the opinion of the SEC for matters under the securities laws, such indemnification is against public policy as expressed in the Corporation Act and is, therefore, unenforceable.

        The board of directors also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The board of directors has extended or intends to extend indemnification rights to all of its executive officers.

        We have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent against any liability asserted against him or incurred by him in any such capacity, whether or not we would have the power to indemnify him against such liability under the bylaws.

Item 25.    Other Expenses of Issuance and Distribution.

        Estimated expenses of the sale of the shares of common stock are as follows:

Registration Fee	$1,721
Printing, Engraving and Filing	$25,000
Legal Fees and Expenses	$50,000
Accounting Fees	$3,500
Blue Sky Fees and Expenses	$7,500
Miscellaneous Disbursements	$12,279

TOTAL	$100,000

Item 26.    Recent Sales of Unregistered Securities.

        From inception, BankGreenville Financial Corporation has issued a total of 10 shares of its common stock to one of its organizers and officers. The price per share was $10 for a total purchase price of $100. There were no sales agency commissions paid with respect to these transactions. These shares will be redeemed at $10 per share after the offering. All sales were exempt under Section 4(2) of the Securities Act of 1933.

Item 27.    Exhibits.

1.1	Form of underwriting agreement between BankGreenville Financial Corporation, Inc. and Scott & Stringfellow, Inc.*
3.1.	Articles of Incorporation*
3.2.	Amendment to the Articles of Incorporation*
3.3	Bylaws*
4.1.	See Exhibits 3.1 and 3.2 for provisions in BankGreenville Financial Corporation's Articles of Incorporation and Bylaws defining the rights of holders of the common stock*
4.2.	Form of certificate of common stock*
5.1	Opinion of Nelson Mullins Riley & Scarborough LLP*
10.1.	Employment Agreement between BankGreenville Financial Corporation and Russel T. Williams dated July 1, 2005*
10.2.	Employment Agreement between BankGreenville Financial Corporation and Paula S. King dated July 1, 2005*
10.3.	Form of Stock Warrant Agreement*
10.4	Organizer Contribution and Joint Venture Agreement, dated April 13, 2005*
23.1.	Consent of Independent Public Accountants
23.2.	Consent of Nelson Mullins Riley & Scarborough LLP (appears in its opinion filed as Exhibit 5.1)*
24.1.	Power of Attorney*

*
previously filed

Item 28.    Undertakings.

        The undersigned Company will:

(a)(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and
(iii) Include any additional or changed material information on the plan of distribution.
(2)
For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of BankGreenville Financial Corporation pursuant to the provisions described in Item 24 above, or otherwise, BankGreenville Financial Corporation has been advised that in the opinion of the SEC for matters under the securities laws, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        If a claim for indemnification against such liabilities (other than the payment by BankGreenville Financial Corporation of expenses incurred or paid by a director, officer or controlling person of BankGreenville Financial Corporation in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, BankGreenville Financial Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on December 9, 2005.

BANKGREENVILLE FINANCIAL CORPORATION
By:	/s/ RUSSEL T. WILLIAMS Russel T. Williams Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JEFFREY L. DEZEN* Jeffrey L. Dezen	Director	December 9, 2005
/s/ ROGER H. GOWER* Roger H. Gower	Director	December 9, 2005
/s/ FRANK B. HALTER, JR.* Frank B. Halter, Jr.	Director	December 9, 2005
/s/ R. BRUCE HARMAN* R. Bruce Harman	Director	December 9, 2005
/s/ ARTHUR L. HOWSON, JR.* Arthur L. Howson, Jr.	Director	December 9, 2005
/s/ PAULA S. KING Paula S. King	Chief Financial Officer, Principal Accounting Officer, Director	December 9, 2005
/s/ ROBERT L. KUNZ* Robert L. Kunz	Director	December 9, 2005
/s/ JONATHAN T. MCCLURE* Jonathan T. McClure	Director	December 9, 2005
/s/ DAVID A. MERLINE, JR.* David A. Merline, Jr.	Director	December 9, 2005
/s/ WILLIAM H. PELHAM* William H. Pelham	Director	December 9, 2005

/s/ RUSSEL T. WILLIAMS Russel T. Williams	Chief Executive Officer, Director	December 9, 2005
*By:	/s/ RUSSEL T. WILLIAMS Russel T. Williams Attorney in fact	December 9, 2005

EXHIBIT INDEX

Exhibit	Description
1.1	Form of underwriting agreement between BankGreenville Financial Corporation, Inc. and Scott & Stringfellow, Inc.*
3.1.	Articles of Incorporation*
3.2.	Amendment to the Articles of Incorporation*
3.3	Bylaws*
4.1.	See Exhibits 3.1 and 3.2 for provisions in BankGreenville Financial Corporation's Articles of Incorporation and Bylaws defining the rights of holders of the common stock*
4.2.	Form of certificate of common stock*
5.1	Opinion of Nelson Mullins Riley & Scarborough LLP*
10.1	Employment Agreement between BankGreenville Financial Corporation and Russel T. Williams dated July 1, 2005*
10.2	Employment Agreement between BankGreenville Financial Corporation and Paula S. King dated July 1, 2005*
10.3	Form of Stock Warrant Agreement*
10.4	Organizer Contribution and Joint Venture Agreement, dated April 13, 2005*
23.1.	Consent of Independent Public Accountants
23.2.	Consent of Nelson Mullins Riley & Scarborough LLP (appears in its opinion filed as Exhibit 5.1)*
24.1	Power of Attorney*

*
previously filed

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RISK FACTORS
CAUTION ABOUT FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
DIVIDEND POLICY
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
PROPOSED BUSINESS
SUPERVISION AND REGULATION
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
UNDERWRITING
LEGAL MATTERS
EXPERTS
ADDITIONAL INFORMATION
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
BANKGREENVILLE FINANCIAL CORPORATION (A DEVELOPMENT STAGE ENTERPRISE) BALANCE SHEET September 30, 2005
BANKGREENVILLE FINANCIAL CORPORATION (A DEVELOPMENT STAGE ENTERPRISE) STATEMENT OF OPERATIONS For the period from March 18, 2005 (inception) through September 30, 2005
BANKGREENVILLE FINANCIAL CORPORATION (A DEVELOPMENT STAGE ENTERPRISE) STATEMENT OF CHANGES IN ORGANIZERS' DEFICIT For the period from March 18, 2005 (inception) through September 30, 2005
BANKGREENVILLE FINANCIAL CORPORATION (A DEVELOPMENT STAGE ENTERPRISE) STATEMENT OF CASH FLOWS For the period from March 18, 2005 (inception) through September 30, 2005
BANKGREENVILLE FINANCIAL CORPORATION (A DEVELOPMENT STAGE ENTERPRISE) NOTES TO FINANCIAL STATEMENTS
PART II
SIGNATURES
EXHIBIT INDEX